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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Pandora Media, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Pandora Media, Inc.
2101 Webster Street, Suite 1650
Oakland, CA 94612
(510) 451-4100

Dear Stockholder:

        We cordially invite you to attend the Pandora Media, Inc. Annual Meeting of Stockholders, which will be held on June 4, 2014 at Cathedral of Christ the Light Event Center, Conference Room C, 2121 Harrison St., Oakland, CA 94612 at 7:30 a.m. Pacific Time. Doors open at 7:00 a.m. Pacific Time. The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting. At the Annual Meeting, stockholders will vote on a number of important matters.

        Our 2014 Annual Report to Stockholders includes our audited financial statements for the eleven months ending December 31, 2013, along with a discussion and analysis of our financial results. Please take the time to review our 2014 Annual Report and to read carefully each of the proposals described in the attached Proxy Statement.

        Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, or if you have elected to receive printed proxy materials, by phone or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you may vote in person. Please see the sections "If I am a stockholder of record of Pandora shares, how do I vote?" and "If I am the beneficial owner of Pandora shares held in street name, how do I vote?" in the Proxy Statement for additional instructions on how to vote your shares.

        You may submit questions in advance of the Annual Meeting by email to shareholder@pandora.com, and we will respond to as many inquiries as time allows.

        We will be using the "Notice and Access" method of providing proxy materials to stockholders via the Internet. This process will provide stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We will mail on or about April 22, 2014 to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2014 Annual Report, including our Transition Report on Form 10-K, and vote electronically via the Internet. This notice will also contain instructions on how to receive a paper copy of your proxy materials. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

        We will provide a live webcast of the Annual Meeting from the Pandora Investor Relations website at http://investor.pandora.com. A transcript along with the audio of the entire Annual Meeting will be available on the Investor Relations website after the meeting. We hope this webcast will allow those of you who are unable to attend the Annual Meeting in person to hear Pandora executives discuss our results for the eleven months ending December 31, 2013. In addition, we make available at our Investor Relations website free of charge a variety of information for investors. Our goal is to maintain the Investor Relations website as a portal through which investors can easily find or navigate to pertinent information about us.

        On behalf of the Board of Directors, thank you for your continued support and ownership of Pandora Media, Inc.

Respectfully,

Brian McAndrews Chairman and Chief Executive Officer April 22, 2014

Pandora Media, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2014

TO OUR STOCKHOLDERS:

        The 2014 annual meeting of stockholders of Pandora Media, Inc. will be held on June 4, 2014, beginning at 7:30 a.m. Pacific Time, at Cathedral of Christ the Light Event Center, Conference Room C, 2121 Harrison St., Oakland, CA 94612, for the following purposes:

  1.
  To elect three Class III directors to serve until our 2017 annual meeting of stockholders or until their respective successors are duly elected and qualified;

  2.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014;

  3.
  To approve the 2014 Employee Stock Purchase Plan; and

  4.
  To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

        These items of business are more fully described in the proxy statement accompanying this notice. Our board of directors has fixed the close of business on April 8, 2014 as the record date for determination of the stockholders entitled to notice of, and to vote at, the annual meeting and any postponements or adjournments of the meeting.

        We will mail to our stockholders of record and beneficial owners on or about April 22, 2014 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2014 Annual Report, including our Transition Report on Form 10-K for the eleven months ending December 31, 2013, via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 4, 2014: This proxy statement, along with our 2014 Annual Report, including our Transition Report on Form 10-K for the eleven months ending December 31, 2013, are available on the following website: http://investor.pandora.com in the "Annual Report and Proxy" section.

        All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the meeting, please vote as soon as possible.

                      By Order of the board of directors,

                      Delida Costin
                       Senior Vice President, General Counsel and Secretary

                      Oakland, California

                      April 22, 2014

Pandora Media, Inc.

2101 Webster Street, Suite 1650
Oakland, CA 94612
(510) 451-4100

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

        The enclosed proxy is solicited on behalf of the board of directors of Pandora Media, Inc. ("Pandora") for use at our 2014 annual meeting of stockholders, or at any postponement or adjournment of the meeting.

        These proxy solicitation materials are first being made available on or about April 22, 2014, together with our Transition Report on Form 10-K for the eleven months ending December 31, 2013 ("Annual Report"), to all stockholders of record at the close of business on April 8, 2014.

ABOUT THE MEETING

When and where is the meeting being held?

        Our annual meeting of stockholders for 2014 is being held on June 4, 2014 beginning at 7:30 a.m. Pacific Time at Cathedral of Christ the Light Event Center, Conference Room C, 2121 Harrison St., Oakland, CA 94612.

What is the purpose of the annual meeting?

        At our 2014 annual meeting, stockholders will act on the matters outlined in the notice of annual meeting on the cover page of this proxy statement, namely,

  •
  the election of three Class III directors to serve until our 2017 annual meeting of stockholders or until their respective successors are duly elected and qualified;

  •
  the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014;

  •
  approval of the 2014 Employee Stock Purchase Plan; and

  •
  any other matters that may properly be presented at the annual meeting.

Who is entitled to notice of and to vote at the meeting?

        You are entitled to receive notice of and to vote at our annual meeting (and any postponements or adjournments of the meeting) if our records indicate that you owned shares of our common stock at the close of business on April 8, 2014, the record date for the meeting. At the close of business on that date, 205,332,382 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share held and you may vote on each matter to come before the meeting.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a paper copy of printed materials?

        We are permitted to furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. On or about April 22, 2014, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this proxy statement and our Annual Report via the Internet and vote online.

As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may request a printed set of the proxy materials by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our annual stockholders' meetings on the environment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in "street name"?

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice will be sent directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

        Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other holder of record and bring it with you to the meeting.

 What is "householding" and how does it affect me?

        The Securities and Exchange Commission (the "SEC") has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Pandora stockholders may be "householding" our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in "householding."

        If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Investor Relations or (3) contact our Investor Relations department by telephone at (510) 842-6960. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

 If I am a stockholder of record of Pandora shares, how do I vote?

        If you are a stockholder of record, you may vote in person at the annual meeting or by proxy on the Internet, by telephone or by mail, all as described below. We recommend that you vote by proxy even if you plan to attend the annual meeting so that your vote will be counted even if you later decide not to attend the meeting. You can always change your vote at the meeting. The Internet and telephone voting procedures are designed to authenticate stockholders and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return a written proxy card by mail. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on June 3, 2014.

        By Internet:    You may submit your proxy over the Internet by going to www.proxyvote.com and completing an electronic proxy card in accordance with the instructions provided on the proxy card.

        By Telephone:    If you have elected to receive printed proxy materials, you may submit your proxy by telephone in accordance with the instructions provided on the proxy card.

        By Mail:    If you have elected to receive printed proxy materials, you may choose to vote by mail by marking your proxy card, dating and signing it and returning it in the postage-paid envelope provided by following the instructions on the proxy card. If the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for mailing if you decide to vote by mail.

        In Person:    You may vote in person at the annual meeting. We will give you a ballot when you arrive.

If I am the beneficial owner of Pandora shares held in street name, how do I vote?

        If you are a beneficial owner of shares held in street name, you may vote in person at the annual meeting or by proxy on the Internet, by telephone or by mail, by following the voting instructions you will receive from the holder of record, which is the brokerage firm, bank, broker dealer, or other similar organization holding your shares. You must follow these voting instructions to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a "legal proxy" from the holder of record (your broker, bank, trustee, or nominee that holds your shares) giving you the right to vote the shares at the meeting.

 Can I change my vote after I have voted?

        You may revoke your proxy and change your vote at any time before the proxy is exercised at the meeting. If you are a stockholder of record of Pandora shares, you may change your vote by submitting another proxy on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the annual meeting and voting in person. Your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked by providing a written notice of revocation to our Corporate Secretary at Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Corporate Secretary. If you are a beneficial owner of Pandora shares, you may change your vote by submitting new voting instructions to the holder of record (your broker, bank, trustee, or nominee that holds your shares) following the instructions they provided or, if you have obtained a legal proxy from the holder of record (your broker, bank, trustee, or nominee that holds your shares) giving you the right to vote your shares, by attending the annual meeting and voting in person.

 What if I don't give specific voting instructions?

        Stockholders of Record:    If you are a stockholder of record and you indicate that you wish to vote as recommended by our board of directors, or you return a signed proxy card but do not specify how you wish to vote, then your shares will be voted "FOR" all of the director nominees, "FOR" Proposal 2 and "FOR" Proposal 3. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions on such matter.

        Beneficial Owner of Pandora Shares Held in Street Name:    If you are a beneficial owner of Pandora shares held in street name and do not provide the organization that holds your shares with voting instructions, your broker, bank, trustee or other nominee will vote your shares only on those proposals on which it has discretion to vote; if your broker, bank, trustee or nominee does not have discretion to vote, your returned proxy will be considered a "broker non-vote." Broker non-votes will be considered as represented for purposes of determining a quorum but are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Your broker, bank, trustee or nominee does not have discretion to vote your shares on the non-routine matters such as the election of directors (Proposal 1) or the approval of the 2014 Employee Stock Purchase Plan (Proposal 3). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2).

What constitutes a quorum?

        The meeting will be held if a majority of the shares of common stock issued and outstanding on the record date are present at the meeting, either in person or by proxy. This is called a quorum for the transaction of business. At the record date, there were 205,332,382 shares of common stock issued and outstanding. Accordingly, the presence of the holders of common stock representing at least 102,666,192 shares will be required to establish a quorum.

        Your shares will be counted for purposes of determining if there is a quorum if you properly cast your vote in person at the meeting, electronically or telephonically, or a proxy card has been properly submitted by you or on your behalf. Votes "for" and "against," and proxies received but marked as "abstentions" and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

What vote is required to approve each item?

        Proposal 1.    Directors are elected by a plurality of votes cast. This means that the three nominees receiving the highest number of affirmative votes of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be elected as the Class III directors.

        Proposals 2 and 3.    The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2) and to approval the 2014 Employee Stock Purchase Plan (Proposal 3).

        If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

How are abstentions and broker non-votes treated?

        In accordance with Delaware law, only votes cast "for" a matter constitute affirmative votes. A properly executed proxy marked "abstain" with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as negative votes for Proposal 2 and Proposal 3.

        If you hold your shares in "street name" through a broker, bank, trustee or other nominee, your broker, bank, trustee or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon, including the election of directors (Proposal 1) and the approval of the 2014 Employee Stock Purchase Plan (Proposal 3). Thus, if you do not give your broker, bank, trustee or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such "broker non-votes" will be counted in determining whether there is a quorum. As "broker non-votes" are not considered entitled to vote on the item they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote on the item from which a majority is calculated.

What are the recommendations of the board of directors?

        Our board of directors recommends that you vote:

        "FOR" the election of the three Class III director nominees;

        "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

        "FOR" the approval of our 2014 Employee Stock Purchase Plan.

Who will count the vote?

        Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.

When will the voting results be announced?

        Preliminary voting results will be announced at the annual meeting and final results will be published in a Current Report on Form 8-K filed within four business days after the annual meeting.

Is Pandora paying the cost of this proxy solicitation?

        We will pay the costs of printing, mailing and distributing these proxy materials and soliciting votes. We may request banks, brokers other custodians, nominees and fiduciaries to solicit their customers who own our shares and we will reimburse them for their reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation.

Is the annual meeting being webcast?

        Yes. If you choose to listen to the webcast, go to the "Event Calendar" section of our Investor Relations website (http://investor.pandora.com) before the meeting time, and follow the instructions for downloading the webcast. If you miss the annual meeting, you can listen to a re-broadcast of the webcast through Friday, July 4, 2014.

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE.

PROPOSAL NO. 1
ELECTION OF CLASS III DIRECTORS

Recommendation of the Board of Directors

        The board of directors recommends that you vote "FOR" the election of each of the nominated directors as described below.

 Class III Director Nominees

        Our certificate of incorporation currently provides for a board of directors divided into three classes, designated Class I, Class II and Class III which currently consist of two, three and three directors, respectively. The three Class III directorships are up for election at the 2014 annual meeting of stockholders. Each person elected as a Class III director at the annual meeting of stockholders will serve a three-year term expiring on the date of the 2017 annual meeting of stockholders or until their respective successors have been duly elected and qualified.

        Our board of directors has nominated Peter Chernin, Brian McAndrews and Tim Westergren for election at the 2014 annual meeting of stockholders.

        The nominees were selected by the board of directors upon the recommendation of the nominating and corporate governance committee. Each of the nominees has a long record of integrity, a strong professional reputation and a record of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of each nominee that led the board to conclude that the individual should serve as a director are described in each nominee's biography below.

Required Vote

        Directors are elected by a plurality of the votes cast, and the three nominees who receive the most votes will be elected as Class III directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Nominees for Election as Class III Directors (Terms Expiring on the Date of the 2017 Annual Meeting of Stockholders)

Peter Chernin	Director since January 2011
Brian McAndrews	Director since September 2013
Tim Westergren	Director since January 2000

Continuing Class I Directors (Terms Expiring on the Date of the 2015 Annual Meeting of Stockholders)

Robert Kavner	Director since March 2004
David Sze	Director since May 2009

Continuing Class II Directors (Terms Expiring on the Date of the 2016 Annual Meeting of Stockholders)

James M.P. Feuille	Director since October 2005
Peter Gotcher	Director since September 2005
Elizabeth A. Nelson	Director since July 2013

        Set forth below is each director's and each director nominee's name and age as of the record date and his or her principal occupation, business history and public company directorships held during the past five years.

        Peter Chernin, age 62, has served on our board of directors since January 2011. Mr. Chernin currently owns and runs Chernin Entertainment, which produces motion pictures and television programs, and The Chernin Group, which pursues strategic opportunities in media, technology and entertainment. From 1996 to 2009, Mr. Chernin held various positions at News Corporation, most recently as president and chief operating officer, and as chairman and chief executive officer of The Fox Group, a subsidiary of News Corporation, where he oversaw the global operations of the company's film, television, satellite, cable and digital media businesses. Prior to that, Mr. Chernin headed Twentieth Century Fox Filmed Entertainment and, earlier, the Fox Broadcasting Company. Prior to joining News Corporation, Mr. Chernin served as president and chief operating officer of Lorimar Film Entertainment, a television production company. Mr. Chernin currently serves on the board of directors of American Express, a diversified financial services company, and Twitter, a social media company, and has previously served on the boards of directors of various companies in the media industry and the tech industry, including News Corporation, Fox Entertainment Group, Gemstar-TV Guide International, E*Trade and DIRECTV. Mr. Chernin holds a Bachelor of Arts in English Literature from the University of California at Berkeley. We believe that Mr. Chernin is qualified to serve on our board of directors due to his operating and management experience at a global media corporation, his expertise in online and mobile markets and other new technologies, and his service on the boards of directors of a range of public and private companies.

        James M. P. Feuille, age 56, has served on our board of directors since October 2005. Mr. Feuille currently serves as a general partner with Crosslink Capital, an investment and venture capital management company, where he focuses on investments in digital media, internet services, and software and business services. Mr. Feuille has been affiliated with Crosslink Capital since November 2002 and has been a general partner since January 2005. Prior to joining Crosslink Capital, Mr. Feuille served as global head of technology investment banking at UBS Warburg, a business group of a global financial services firm, chief operating officer at Volpe Brown Whelan & Company, and head of technology investment banking at Robertson Stephens & Company. Mr. Feuille currently serves on the boards of directors of a number of privately-held companies. Mr. Feuille holds a Bachelor of Arts degree in Chemistry from Dartmouth College and a Juris Doctor degree and a Master of Business Administration from Stanford University. We believe that Mr. Feuille is qualified to serve on our board of directors due to his experience with the venture capital industry and a wide variety of internet and technology companies, as well as the perspective he brings as an affiliate of one of our major stockholders.

        Peter Gotcher, age 54, has served on our board of directors since September 2005. Mr. Gotcher is an independent private investor focusing on investments in digital media technology companies. Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm from September 1999 to June 2002. Prior to that, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to September 1999. Mr. Gotcher founded Digidesign, a manufacturer of digital audio workstations, and served as its president, chief executive officer and chairman of the board of directors of from 1984 to 1995. Digidesign was acquired by Avid Technology, a media software company, in 1995 and Mr. Gotcher served as the general manager of Digidesign and executive vice president of Avid Technology from January 1995 to May 1996. Mr. Gotcher currently serves as Chairman of the board of directors of Dolby Laboratories and serves on the boards of directors of a number of privately-held companies. Mr. Gotcher holds a Bachelor of Arts degree in English literature from the University of California at Berkeley. We believe that Mr. Gotcher should serve on our board of directors due to his broad understanding of the operational, financial and strategic issues facing public companies and his background providing guidance and counsel to companies in the digital media industry.

        Robert Kavner, age 70, has served on our board of directors since March 2004 and as lead independent director since March 2010. Since 1995, Mr. Kavner has been an independent venture capital investor focusing on investments in technology companies. From January 1996 through December 1998, Mr. Kavner served as president and chief executive officer of On Command Corporation, a provider of on-demand video systems for the hospitality industry. From 1984 to 1994, Mr. Kavner held several senior management positions at AT&T, a provider of telecommunications services, including senior vice president, chief financial officer and chief executive officer of Multimedia Products and Services Group and chairman of AT&T Venture Capital Group. Mr. Kavner also served as a member of AT&T's executive committee. Mr. Kavner served on the board of directors of Earthlink, an internet service provider, from 2001 to 2008, and currently serves on the boards of directors of a number of privately-held companies. Prior to joining AT&T, Mr. Kavner was a partner of PricewaterhouseCoopers. Mr. Kavner received a Bachelor of Arts degree in business management from Adelphi University. We believe that Mr. Kavner is qualified to serve on our board of directors due to his extensive background in and experience with technology companies, his service on the boards of directors of a range of public and private companies and his background in public accounting.

        Brian McAndrews, age 55, has served as our president and chief executive officer, as well as chairman of our board of directors, since September 2013. Previously, he served as a venture partner with Madrona Venture Group, LLC, a venture capital firm, from 2012 to September 2013 and as a managing director of Madrona from 2009 to 2011. From 2007 to 2008, Mr. McAndrews served as senior vice president of advertiser and publisher solutions at Microsoft Corporation, a provider of software, services and solutions. From 1997 to 2007, Mr. McAndrews served as chief executive officer of aQuantive, a leading digital marketing services and technology company which was acquired by Microsoft in 2007. Mr. McAndrews currently serves on the board of directors of The New York Times Company, a multimedia news and information company, and GrubHub Inc., an online and mobile food-ordering company. He previously served on the boards of directors of Fisher Communications, Inc. from 2006 to 2013 and Clearwire Corporation from 2009 to 2013. We believe that Mr. McAndrews is qualified to serve on our board of directors due to the perspective, experience and operational expertise he brings as our chief executive officer and his background in the internet and advertising industries.

        Elizabeth A. Nelson, age 53, has served on our board of directors since 2013. Ms. Nelson currently serves on the boards of Nokia, a global leader in the mobile market, Brightcove, Inc., a provider of cloud-based solutions for publishing and distributing professional digital media, and several private companies. Ms. Nelson currently chairs the audit committee at Brightcove and serves on the audit committee at Nokia. From 1996 through 2005, Ms. Nelson served as the Executive Vice President and Chief Financial Officer at Macromedia, Inc., where she also served as a director from January 2005 to December 2005. Prior to joining Macromedia, Ms. Nelson held various roles in finance and corporate development at Hewlett-Packard Company, an information technology company. Ms. Nelson's public company board service includes serving as a director of Ancestry.com, an online family history company, from 2009 to 2012, of SuccessFactors Inc., a provider of human resources solutions, from 2007 to 2012, of Autodesk Inc., a design software company, from 2007 to 2010, and of CNET Networks, Inc., an Internet media company, from 2003 to 2008. Ms. Nelson holds an M.B.A. in Finance with distinction from the Wharton School at the University of Pennsylvania and a B.S. from Georgetown University. We believe that Ms. Nelson is qualified to serve on our board of directors due to her operating and management experience in the technology industry and her service on the boards of directors of a range of technology, internet and mobile companies.

        David Sze, age 48, has served on our board of directors since May 2009. Mr. Sze currently serves as a partner with Greylock Partners, a private investment firm, where his investment focuses include consumer internet and service, media convergence, wireless data and technology-assisted marketing services. Before joining Greylock in 2000, Mr. Sze was senior vice president of product strategy at Excite and then Excite@Home, an internet portal company. As an early employee at Excite, Mr. Sze also held roles as general manager of Excite.com and vice president of content and programming for the Excite Network. Prior to that, Mr. Sze was in product marketing and development at Electronic Arts and Crystal Dynamics, respectively. He started his career in management consulting for Marakon Associates and The Boston Consulting Group, and also spent time at HBO. Mr. Sze currently serves on the board of directors of LinkedIn Corporation, a professional social networking internet service, and serves on the boards of directors of several private companies. Mr. Sze holds a Bachelor of Arts degree from Yale University and a Master of Business Administration from Stanford University. Mr. Sze is also a Trustee of The Rockefeller University. We believe that Mr. Sze is qualified to serve as a director on our board of directors due to his extensive background and operational experience with internet and technology companies.

        Tim Westergren, age 48, one of our founders, served as our chief creative officer and treasurer from February 2000 to May 2002, as our chief executive officer and president from May 2002 to July 2004, and as our chief strategy officer from July 2004 to February 2014. He has served as a member of our board of directors from the company's inception. Prior to founding our company, Mr. Westergren worked as an independent musician, composer and record producer and has over 20 years of experience in the music industry. Mr. Westergren holds a Bachelor of Arts degree from Stanford University, where he studied computer acoustics and recording technology. We believe that Mr. Westergren is qualified to serve on our board of directors based on his historic knowledge of our company as one of our founders, the continuity he provides on our board of directors, his strategic vision for Pandora and his background in technology and music.

BOARD OF DIRECTORS

Board Composition

        Our business and affairs are managed under the direction of our board of directors. The current members of the board of directors are Brian McAndrews, Peter Chernin, James M. P. Feuille, Peter Gotcher, Robert Kavner, Elizabeth A. Nelson, David Sze and Tim Westergren.

        Our board of directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

  •
  the Class I directors are Messrs. Kavner and Sze, and their terms will expire at the annual meeting of stockholders to be held in 2015;

  •
  the Class II directors are Mr. Feuille, Mr. Gotcher and Ms. Nelson, and their terms will expire at the annual meeting of stockholders to be held in 2016; and

  •
  the Class III directors are Messrs. Chernin, McAndrews and Westergren, and their terms will expire at the annual meeting of stockholders to be held in 2014.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

Board Meetings

        The board of directors held six meetings in the eleven months ending December 31, 2013 (an eleven month transition year as a result of the change in our fiscal year effective with the year ending December 31, 2013). Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are expected to attend all meetings of the board of directors and the meetings of each committee on which they serve and to prepare themselves for those meetings. During the eleven months ending December 31, 2013, each of our directors attended at least 75% of the total number of meetings of the board of directors and the total number of meetings held by each committee on which such director served. In addition, under our corporate governance guidelines, directors are encouraged, but not required, to attend the annual meeting of stockholders.

Board Committees

        Our board of directors currently has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each member of these committees is independent as defined by applicable NYSE and SEC rules and each of these committees has a written charter approved by the board of directors. Under our corporate governance guidelines, committee members are appointed by the board of directors based on the recommendation of the nominating and corporate governance committee, except that members of the nominating and corporate governance committee are appointed by the independent members of the board of directors. The current members of the committees are as follows:

Director	Audit	Compensation	Nominating and Corporate Governance
James M. P. Feuille		✓(Chair)	✓
Peter Gotcher		✓	✓(Chair)
Robert Kavner	✓	✓	✓
Elizabeth A. Nelson	✓(Chair)
David Sze	✓

        Audit Committee.    The primary functions of the audit committee are:

  •
  overseeing management's maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

  •
  overseeing management's establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

  •
  reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings;

  •
  serving as a qualified legal compliance committee to review reports of violations of law; and

  •
  appointing and evaluating the independent registered public accountants and considering and approving any non-audit services proposed to be performed by the independent registered public accountants.

        A detailed list of the audit committee's functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the "Corporate Governance" section.

        The audit committee currently consists of Mr. Kavner, Ms. Nelson and Mr. Sze with Ms. Nelson serving as the committee's chairperson. Barry McCarthy previously served as the audit committee's chairperson until his departure from our board of directors on June 5, 2013, and thereafter Mr. Kavner served as the committee's chairperson until December 11, 2013. Our board of directors has determined that each member of the committee is "independent" as defined under the NYSE listing standards, Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and our corporate governance guidelines, and that each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has determined that each member of the committee is an audit committee "financial expert," as that term is defined by the applicable rules of the SEC. The audit committee held four meetings during the eleven months ending December 31, 2013. The Audit Committee Report for the eleven months ending December 31, 2013 is included below.

        Compensation Committee.    The primary functions of the compensation committee are:

  •
  approving, or recommending to the board of directors, compensation for our executive officers;

  •
  evaluating the performance of our executive officers;

  •
  reviewing key employee compensation policies, plans and programs;

  •
  preparing recommendations and periodic reports to the board of directors concerning these matters; and

  •
  administering our equity incentive plans.

        A detailed list of the compensation committee's functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the "Corporate Governance" section.

        The compensation committee currently consists of Messrs. Feuille, Gotcher and Kavner, with Mr. Feuille serving as the committee's chairperson. Our board of directors has determined that each member of the committee is "independent" within the meaning of the NYSE listing standards and our corporate governance guidelines. The compensation committee held five meetings during the eleven months ending December 31, 2013. The Compensation Committee Report for the eleven months ending December 31, 2013 is included below. The compensation committee has full authority to determine and approve executive officer compensation. It may delegate some of its authority to a sub-committee but may not delegate authority with respect to executive officer compensation except to an independent committee. For further information about the compensation committee's process for determining executive compensation, including the role of the compensation committee independent consultants, Frederic W Cook & Co. and Compensia, Inc., see "Compensation Discussion and Analysis" below.

        Nominating and Corporate Governance Committee.    The primary functions of the nominating and corporate governance committee are:

  •
  recommending persons to be selected by the board as director nominees and to fill any vacancies on the board of directors;

  •
  considering and recommending to the board of directors qualifications for directors and policies concerning the term of office of directors and the composition of the board of directors;

  •
  approving or recommending to the board of directors compensation of non-employee directors; and

  •
  considering and recommending to the board of directors other actions relating to corporate governance.

        A detailed list of the nominating and corporate governance committee's functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the "Corporate Governance" section.

        The nominating and corporate governance committee currently consists of Messrs. Feuille, Gotcher and Kavner, with Mr. Gotcher serving as its chairperson. Our board of directors has determined that each member of the committee is "independent" within the meaning of the NYSE listing standards and our corporate governance guidelines. The nominating and corporate governance committee held five meetings during the eleven months ending December 31, 2013.

Director Compensation

        Cash Retainer.    During the eleven months ending December 31, 2013, each of our non-employee directors received (a) an annual retainer of $40,000 for serving as a member of our board of directors and (b) each of the applicable annual retainers set forth below for serving as a member or as a chair of one or more of the committees of our board of directors, or as our lead independent director.

Position	Annual Retainer ($)
Annual Committee Member Retainers:
Audit Committee	12,500
Compensation Committee	7,500
Nominating and Corporate Governance Committee	5,000
Additional Annual Retainers for Committee Chairs:
Audit Committee	12,500
Compensation Committee	7,500
Nominating and Corporate Governance Committee	5,000
Lead Independent Director	20,000

        Equity Awards.    During the eleven months ending December 31, 2013, on the date of our annual stockholder meeting, each of our non-employee directors, other than Ms. Nelson, received a restricted stock unit award with the number of RSUs determined by dividing $200,000 by the closing price of our stock on such date. These equity awards become vested one year following grant or earlier upon a change in control. On July 15, 2013, upon joining our board of directors, Ms. Nelson received a pro-rated restricted stock unit award with the number of RSUs determined by dividing $175,000 by the closing price of our stock on such date. Ms. Nelson's equity award will vest in full on June 5, 2014 or earlier upon a change in control.

        Director Compensation Table.    The following table sets forth information concerning the compensation for our non-employee directors during the eleven months ending December 31, 2013. Messrs. McAndrews, Kennedy and Westergren, who served as executive officers, did not receive separate compensation for their service on the board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	Total ($)
Peter Chernin	34,167	199,993	—	234,160
James M.P. Feuille	52,500	199,993	—	252,493
Peter Gotcher	57,824	199,993	—	257,817
Robert Kavner	81,783	199,993	—	281,776
Elizabeth A. Nelson	25,363	174,986		200,349
David Sze	45,625	199,993	—	245,618
Barry McCarthy(3)	20,109	—	—	20,109

(1)
The amount reflects the aggregate grant date fair value of the awards granted during the eleven months ending December 31, 2013, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the equity awards in note 8 to the notes to our financial statements. There can be no assurance that awards will vest or options will be exercised (in which case no value will be realized by the individual), or that the value upon exercise or vesting, as applicable, will approximate the aggregate grant date fair value. Each of the stock awards, other than Ms. Nelson's, granted in the eleven months ending December 31, 2013 represents 14,084 RSUs granted on June 5, 2013 when the closing price of our stock was $14.20. Ms. Nelson's pro-rated stock award represents 9,152 RSUs granted on July 12, 2013 when the closing price of our stock was $19.12.

(2)
As of December 31, 2013, each non-employee director held the following number of outstanding stock options and unvested stock awards: Mr. Chernin: 14,084 RSUs and 67,709 unvested shares (resulting from the early exercise of stock options, which shares have been transferred to The Chernin Group); Mr. Feuille: 14,084 RSUs; Mr. Gotcher: 14,084 RSUs and 12,500 unvested shares (resulting from the early exercise of stock options); Mr. Kavner: 14,084 RSUs and 200,000 stock options; Ms. Nelson: 9,152 RSUs; and Mr. Sze: 14,084 RSUs.

(3)
Mr. McCarthy retired from our board of directors as of June 5, 2013.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our board of directors has approved corporate governance guidelines for Pandora, which are available on our Investor Relations website (http://investor.pandora.com) in the "Corporate Governance" section. These corporate governance guidelines establish the practices of our board of directors with respect to:

  •
  Board composition and size;

  •
  Director qualifications and responsibilities;

  •
  Board meetings and agenda, including meetings of non-management directors;

  •
  Board leadership structure;

  •
  Board committees;

  •
  Board member access to management and independent advisors;

  •
  Director compensation;

  •
  Director orientation and continuing education;

  •
  Management evaluation and management succession; and

  •
  Performance evaluation of the board of directors, its committees and individual directors.

        The nominating and corporate governance committee is responsible for overseeing compliance with our corporate governance guidelines, reviewing and reassessing the adequacy of the guidelines at least annually and recommending any proposed changes to our board of directors.

Board Leadership Structure

        Our board of directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. A substantial majority of our board members are independent directors, under NYSE listing standards, SEC rules and our corporate governance guidelines; our standing board committees (audit, compensation and nominating and corporate governance) are comprised solely of and chaired by independent directors; and, our independent directors meet in regularly scheduled executive sessions without management in connection with our regularly scheduled meetings of the board of directors.

        Our board of directors is responsible for determining its leadership structure. Currently, the chairman of the board of directors, Mr. McAndrews, also serves as our chief executive officer and president. The board of directors believes that our company and our stockholders are best served by maintaining the flexibility to have any person serve as chairman of the board based on what is in the best interests of our company and our stockholders at a given point in time, and therefore the board of directors does not support placing restrictions on who may serve as its chairman. Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the chief executive officer serves as the chairman of the board, or if the chairman of the board is not otherwise independent. Because Mr. McAndrews is our chairman, chief executive officer and president, the independent members of our board of directors have appointed Mr. Kavner as lead independent director to preside over periodic executive sessions of our independent directors, serve as a liaison between our chairman and the independent directors and perform such additional duties as set forth in our corporate governance guidelines and as our board of directors may otherwise determine and delegate. Mr. Kavner has served as our lead independent director since March 2010.

        Our board of directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the chairman of the board and the lead independent director based upon the needs of our company to provide effective, independent oversight of management performance.

Board's Role in Risk Oversight

        While management is responsible for the day-to-day supervision of risks facing our company, the board of directors, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. The board of directors' oversight areas of focus include, but are not limited to succession planning with respect to our chief executive officer and other members of senior management, managing our long-term growth and strategic and operational planning.

        The board of directors has delegated to certain committees oversight responsibility for those risks that are directly related to their areas of focus. For example, the audit committee coordinates the board of directors' oversight of our company's internal control over financial reporting and disclosure controls and procedures and periodically reports to the board of directors on any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the independence and performance of our independent auditor and the performance of the internal audit function. In addition, the compensation committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation programs. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our overall governance practices and the leadership structure of the board of directors (as further described under "Corporate Governance-Board Leadership Structure"). Our board of directors is kept informed of each committee's risk oversights and other activities via regular reports of the committee chairs to the full board of directors.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee during the eleven months ending December 31, 2013 has, at any time, been an officer or employee of Pandora. During the eleven months ending December 31, 2013, none of our executive officers served on the compensation committee or board of any other company whose executive officers serve as a member of our board or compensation committee, and no compensation committee member had any relationship requiring disclosure under Item 404 of Regulation S-K.

Director Independence

        As required by the NYSE listing standards and our corporate governance guidelines, a majority of the board of directors is "independent" within the meaning of such standards and guidelines. The board of directors is required to make an affirmative determination at least annually as to the independence of each director. If the director nominees are elected at the 2014 annual meeting of stockholders, the board of directors will be composed of two management directors (Messrs. McAndrews and Westergren) and six independent directors. The board has determined that our former director, Mr.McCarthy, was independent (as defined by NYSE listing standards and our corporate governance guidelines) and that each of the following six directors is independent (as defined by NYSE listing standards and our corporate governance guidelines): Mr. Chernin, Mr. Feuille, Mr. Gotcher, Mr. Kavner, Ms. Nelson, and Mr. Sze; and that, therefore, all directors who served during the eleven months ending December 31, 2013 on the Audit, Compensation and Nominating and Corporate Governance Committees were independent under the NYSE listing standards.

        Under our corporate governance guidelines, executive sessions of independent directors are held in connection with regularly scheduled meetings of the board of directors and at other times as necessary, and are chaired by the lead independent director. Our independent directors confer after each regularly scheduled meeting of the board of directors to discuss the need for executive sessions and held five executive sessions during the eleven months ending December 31, 2013.

Director Nominations

  General Criteria and Process

        The nominating and corporate governance committee is responsible for identifying, reviewing and evaluating candidates to serve on our board of directors and reports to the board of directors regarding its conclusions and recommendations. In identifying and evaluating director nominees, the nominating and corporate governance committee will consider the membership criteria approved by the board of directors and described below, taking into account potential conflicts of interest, the enhanced independence, financial literacy and financial expertise standards that may be required under applicable SEC regulations, NYSE listing standards or our corporate governance guidelines, as well as the current challenges and needs of the board of directors. In evaluating director nominees, the nominating and corporate governance committee evaluates all candidates under consideration as it deems appropriate.

        The nominating and corporate governance committee charter requires that the committee recommend, and that the board of directors approve, criteria for the selection of candidates to the board of directors and its committees. The nominating and corporate governance committee and the board of directors have established the following criteria for board of directors and committee membership:

  •
  review of each director's core competencies, independence, level of commitment, qualities, performance and professional responsibilities;

  •
  the composition of the board of directors and committees in light of the current challenges and needs of the board of directors and its committees, including issues of judgment, diversity, age, skills, background and experience;

  •
  each director's tenure and whether new perspectives are adequately represented on the board of directors; and

  •
  the impact of any change in the principal occupation of existing directors.

        The nominating and corporate governance committee does not assign specific weights to particular criteria. Rather, the board of directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of judgment, diversity of skills and background, age, prior performance and experience that will allow the board of directors to fulfill its responsibilities.

  Stockholder Nominations and Bylaw Procedures

        Stockholders may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws, including giving timely notice to our Corporate Secretary at Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Corporate Secretary. The notice must include information specified in our bylaws, including information concerning the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and information about the stockholder's ownership of and agreements related to our stock. The deadline for timely receiving stockholder nominations is disclosed elsewhere in this proxy statement under the caption "Deadline for Receipt of Stockholder Proposals."

        At this time, our nominating and corporate governance committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders. The board of directors does not believe that a formal policy is merited because the evaluation of potential members of the board of directors is by its nature a case-by-case process based on the composition of the board of directors and the needs and status of our company at the time. Accordingly, the board of directors, or upon delegation, the nominating and corporate governance committee, would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such nominee based on the membership criteria set forth under "Director Nominations-General Criteria and Process" above.

Communications with the Board of Directors

        Stockholders and other parties interested in communicating directly with the board of directors or specific members of the board of directors may do so by writing to: Pandora Media, Inc., 2101 Webster St., Suite 1650, Oakland, CA 94612, Attn: General Counsel, noting the name and address of the stockholder on whose behalf the communication is sent and the number of shares of Pandora stock that are owned beneficially by such stockholder as of the date of the communication. Stockholders and other interested parties seeking to communicate directly and confidentially with our company's independent directors should indicate that the message is intended for the lead independent director.

        Pursuant to our stockholder communications policy, a copy which is available on our Investor Relations website (http://investor.pandora.com) in the "Corporate Governance" section, the general counsel reviews all correspondence received by Pandora and addressed to members of the board of directors and submits to the appropriate members of the board of directors all correspondence that, in the opinion of the general counsel, warrants the members' attention. The general counsel also provides the board of directors a report on a quarterly basis of any stockholder communications received for which the general counsel has determined no response is necessary. The general counsel may also, where the nature of a communication warrants, determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors, a director, an independent advisor or Pandora management.

Code of Business Conduct and Ethics

        Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our Investor Relations website (http://investor.pandora.com) in the "Corporate Governance" section. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Transactions in Company Securities

        We prohibit our directors and officers from trading equity derivatives such as options related to our stock and engaging in short sales or otherwise engaging in hedging or pledging transactions with respect to our securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2014 by:

  •
  each person, or group of affiliated persons, known to us to beneficially own more than five percent of our outstanding shares of common stock;

  •
  each director and nominee for director;

  •
  each of the officers named in the Summary Compensation Table below; and

  •
  all of our directors and executive officers as a group.

        In accordance with the rules of the SEC, beneficial ownership includes sole or shared voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of the determination date, which in the case of the following table is February 28, 2014. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership is based on 202,343,712 shares of common stock outstanding as of February 28, 2014.

        Unless otherwise indicated, the address for each listed stockholder is: c/o Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California, 94612. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the person.

	Common Stock
Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Greater than 5% Stockholders:
Entities affiliated with Crosslink Capital, Inc.(2)	16,273,418	8.04%
Wellington Management Company, LLP(3)	10,773,826	5.32%
Artisan Partners Limited Partnership(4)	10,361,484	5.12%
Directors and Named Executive Officers:
Brian McAndrews	—	—
Joseph Kennedy(5)	4,677,738	2.30%
Michael Herring(6)	117,491	*
Thomas Conrad(7)	1,524,827	*
Delida Costin(8)	77,083	*
John Trimble(9)	476,313	*
Peter Chernin(10)	270,323	*
James M. P. Feuille(2)(11)	16,510,131	8.16%
Peter Gotcher(12)	978,679	*
Robert Kavner(13)	829,727	*
Elizabeth A. Nelson	—	—
David Sze	639,748	*
Tim Westergren(14)	4,443,448	2.16%
Current Directors and Officers as a Group (12 persons)(15)	24,350,464	11.78%

*
Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)
Shares shown in the table above include shares held in the beneficial owner's name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner's account.

(2)
Includes 2,080,872 shares held by Offshore Crosslink Ventures IV Unit Trust, 2,550,707 shares held by Crosslink Crossover Fund IV LP, 6,427,152 shares held by Crosslink Ventures IV LP, 270,370 shares held by Crosslink Ventures IV GmbH & Co. KG, 552,908 shares held by Crosslink Bayview IV LLC, and 4,391,409 shares held by Crosslink Crossover Fund V LP, collectively the Crosslink Capital funds. Mr. Feuille, one of our directors, is a managing member of the general partner of the Crosslink Capital funds, and therefore may be deemed to share voting power and investment control over the shares held by these entities. Mr. Feuille disclaims beneficial ownership with respect to shares beneficially owned by the Crosslink Capital funds, except to the extent of his pecuniary interests therein. The address for Crosslink Capital is Two Embarcadero Center, Suite 2200, San Francisco, CA 94111.

(3)
Based on the most recently available Schedule 13G filed with the SEC on February 14, 2014, Wellington Management Company, LLP ("Wellington Management"), reported that in its capacity as an investment adviser, it may be deemed to beneficially own and have shared dispositive power with respect to 10,773,826 shares which are held of record by clients of Wellington Management, and that it has shared voting power with respect to 8,479,752 shares. The address for Wellington Management is 280 Congress Street, Boston, MA 02210.

(4)
Information is based solely on the most recently available Schedule 13G filed with the SEC on January 30, 2014 by Artisan Partners Limited Partnership ("APLP"), Artisan Investments GP LLC ("Artisan Investments"), Artisan Partners Holdings LP ("Artisan Holdings"), Artisan Partners Asset Management Inc. ("APAM"), Artisan Investment Corporation ("AIC"), ZFIC, Inc. ("ZFIC"), Andrew A. Ziegler and Carlene M. Ziegler. Artisan Partners Limited Partnership is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. Artisan Holdings is the sole limited partner of APLP and the sole member of AIC; AIC is the general partner of APLP; APAM is the general partner of Artisan Holdings; AIC is a control person of APAM; ZFIC is the sole stockholder of AIC; Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC. Such form states that the reporting persons beneficially own and have shared dispositive power with respect to 10,361,484 shares which are held of record by clients of APLP and that it has shared voting power with respect to 9,426,932 shares. The address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(5)
Mr. Kennedy resigned as CEO of Pandora effective September 11, 2013, at which time he remained employed by Pandora to assist in royalty and licensing matters, and to support Mr. McAndrews' transition into the CEO role, until January 31, 2014.

(6)
Includes 107,491 shares of common stock issuable pursuant to options exercisable within 60 days of February 28, 2014.

(7)
Mr. Conrad resigned as our chief technology officer and executive vice president of product effective March 18, 2014. Mr. Conrad is expected to continue full-time for three months and then transition to a part-time role advising our leadership team. The information reported for Mr. Conrad includes 1,188,027 shares of common stock issuable pursuant to options and restricted stock units exercisable within 60 days of February 28, 2014.

(8)
Includes 77,083 shares of common stock issuable pursuant to options exercisable within 60 days of February 28, 2014.

(9)
Includes 476,313 shares of common stock issuable pursuant to options and restricted stock units exercisable within 60 days of February 28, 2014.

(10)
Includes 270,323 shares held by The Chernin Group, LLC. Mr. Chernin, one of our directors, is an affiliate of The Chernin Group, LLC.

(11)
Includes 89,253 shares of common stock held by the Feuille-Murray 2012 Irrevocable Trust of which Mr. Feuille is a trustee.

(12)
Includes 900,006 shares of common stock held by Peter and Marie-Helene Gotcher Family Trust, dated 11/20/08. Mr. Gotcher, one of our directors, is a co-trustee of this trust.

(13)
Includes 200,000 shares of common stock issuable pursuant to options exercisable within 60 days of February 28, 2014, 351,473 shares of common stock held by Kavner Partners, a Delaware Multiple Series Limited Partnership (Series B), 200,847 shares held by Robert M. Kavner and Allyson P. Kavner, Trustees of Kavner Family Trust—u/ d td. May 17, 1999, 31,867 shares held by Robert M. Kavner, Allyson P. Kavner and Thomas J. Ross, Jr., Trustees of Kathryn Ray Kavner Trust—2000 u/ d td. March 14, 2000 and 31,867 shares held by Robert M. Kavner, Allyson P. Kavner and Thomas J. Ross, Jr., Trustees of Reed I. Kavner Trust—2000 u/ d td. March 14, 2000. Mr. Kavner, one of our directors, is an affiliate of each of these trusts. Mr. Kavner disclaims beneficial ownership with respect to all shares beneficially owned by Kavner Partners, a Delaware Multiple Series Limited Partnership (Series B), except to the extent of his pecuniary interests therein.

(14)
Includes 3,514,491 shares of common stock issuable pursuant to options exercisable within 60 days of February 28, 2014. Also includes 843,957 shares of common stock held by Mandawa Trust u/a dated 9/26/2011. Mr. Westergren is a co-trustee of this trust.

(15)
Includes stock options and restricted stock units exercisable for an aggregate of 4,375,378 shares of our common stock within 60 days of February 28, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we generally assist our executive officers and certain directors in preparing initial ownership reports and reporting ownership changes and we typically file these reports on their behalf. Based solely on our review of copies of any Section 16(a) forms received by us or written representations that no other reports were required, we believe that all of our executive officers, directors and ten percent stockholders complied during the eleven months ending December 31, 2013 with the reporting requirements of Section 16(a) of the Exchange Act except that a late Form 4 was filed on September 16, 2013 for the grant to Brian McAndrews of an option and RSU award and a late Form 4 was filed on April 17, 2013 for the grant to Thomas Conrad of an RSU award.

 MANAGEMENT

        Our executive officers and their ages as of the record date and positions are as follows:

Name	Age	Position
Brian McAndrews	55	Chief Executive Officer, President and Chairman of the Board
Sara Clemens	42	Chief Strategy Officer
Delida Costin	44	General Counsel, Senior Vice President and Secretary
Simon Fleming-Wood	45	Chief Marketing Officer
Michael Herring	45	Chief Financial Officer and Executive Vice President
John Trimble	50	Chief Revenue Officer
Tim Westergren	48	Founder and Director

        Brian McAndrews.    See "Proposal No. 1 Election of Class III Directors."

        Sara Clemens has served as our chief strategy officer since February 2014. Prior to joining Pandora, Ms. Clemens was an executive-in-residence at Greylock Partners, a venture capital firm, from September 2013 to February 2014. Ms. Clemens served as the vice president of corporate development at LinkedIn Corporation, a professional social networking internet service, from July 2012 to September 2013. Prior to that, from 2007 to 2012, she held a variety of leadership positions at Microsoft Corporation, a provider of software, services, and solutions, including serving as the general manager of strategy and development for Microsoft's interactive entertainment business from 2010 to 2012. Ms. Clemens holds a Bachelor of Arts degree and Master's degree with honors from the University of Canterbury in New Zealand.

        Delida Costin has served as our senior vice president, general counsel and secretary since April 2010. From 2007 to 2010, Ms. Costin maintained a private legal practice, where she worked with public and private companies in the San Francisco Bay Area, including companies in the digital media space. During this period, Ms. Costin also served as an Axiom Attorney at Axiom Global. From 2000 to 2006, Ms. Costin served as assistant general counsel, and from 2006 to 2007 as vice president and assistant general counsel at CNET Networks, a media company, where she focused on legal issues relating to the digital media industry. Prior to that, Ms. Costin was an associate at the law firms of Goodwin Procter and Pillsbury Winthrop Shaw Pittman. During her years of legal practice, Ms. Costin has advised on issues related to compliance, securities law, digital media, privacy, data protection and online advertising. Ms. Costin holds a Juris Doctor degree from Boston University School of Law and a Bachelor of Arts degree from Northwestern University.

        Simon Fleming-Wood has served as our chief marketing officer since October 2011. From 2009 to 2011, Mr. Fleming-Wood was the vice president of marketing for the consumer products group at Cisco Systems, a provider of communications and information technology products and services, where he oversaw the worldwide marketing organization for the company's consumer business and led the development and execution of all integrated marketing efforts. Mr. Fleming-Wood was the founding vice president of marketing at Pure Digital Technologies, a developer of digital imaging solutions, from 2001 to 2009, when Pure Digital Technologies was acquired by Cisco Systems. In that role, Mr. Fleming-Wood was responsible for the creation, development and introduction of the company's leading product line, Flip Video. Prior to that, Mr. Fleming-Wood held various senior marketing positions at Sega.com, The Learning Company/Mattel and The Clorox Company. Mr. Fleming-Wood holds a Bachelor of Arts in political science from Stanford University.

        Michael Herring has served as our chief financial officer and executive vice president since February 2013. Prior to joining Pandora, Mr. Herring served as the vice president of operations at Adobe Systems Incorporated, a provider of digital marketing and digital media solutions, from 2009 to 2013. Mr. Herring served as the chief financial officer and executive vice president of Omniture, Inc., a provider of online business optimization software, from 2004 to 2009. Prior to Omniture, Mr. Herring served as the chief financial officer of MyFamily.com (now Ancestry.com), having joined the company through the acquisition of Third Age Media in 2000. At Third Age Media, Mr. Herring served as vice president of finance. Prior to Third Age Media, he served as controller of Anergen Inc. Mr. Herring holds a Bachelor of Arts degree in economics and political science from the University of California at Los Angeles.

        John Trimble has served as our chief revenue officer since March 2009. Prior to joining us, Mr. Trimble was the executive vice president of sales at Glam Media, a media company, from 2007 to 2009, where he was responsible for overseeing advertising sales to new audiences and markets. From 2002 to 2007, Mr. Trimble served as senior vice president of advertising sales for Fox Interactive Media, a provider of internet media management and content broadcasting services, where he was responsible for managing sales initiatives and driving advertising revenue for various Fox online media properties, including MySpace.com, IGN.com, FoxSports.com and AmericanIdol.com. Prior to that, Mr. Trimble also served as director of sales for the Sports Illustrated website, SI.com, and as vice president of sales for Phase2 Media, a men's vertical advertising network. Mr. Trimble holds a Bachelor of Arts degree in political science from St. Lawrence University.

        Tim Westergren.    See "Proposal No. 1 Election of Class III Directors."

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides compensation information for our current chief executive officer ("CEO"), our former chief executive officer, our chief financial officer ("CFO") and our next three most highly-compensated executive officers for our 11 month transitional fiscal year ended December 31, 2013 (which we refer to herein as "calendar 2013"). These individuals, to whom we refer collectively as our "named executive officers" or "NEOs" as determined under the SEC disclosure rules, are:

  •
  Brian McAndrews, chief executive officer, president and chairman of the board;

  •
  Joseph Kennedy, former chief executive officer, president and chairman of the board;

  •
  Michael Herring, chief financial officer;

  •
  Thomas Conrad, former chief technology officer and executive vice president, product;

  •
  Delida Costin, senior vice president, general counsel and secretary; and

  •
  John Trimble, chief revenue officer.

On March 18, 2014, Mr. Conrad resigned as our chief technology officer and executive vice president of product. Mr. Conrad is expected to continue full-time for three months and then transition to a part-time role advising our leadership team. Effective beginning with the period ending on December 31, 2013, we converted our fiscal year to the calendar 12 months ending December 31. As a result, our fiscal year was shortened from 12 months to an 11 month transition period from February 1, 2013 to December 31, 2013.

Executive Summary

        This Executive Summary summarizes our financial and business highlights for calendar 2013, describes key features of our executive compensation program and provides an overview of factors that we believe are relevant to stockholders.

  Business Highlights of Calendar 2013

        Key strategic management transitions:    Mr. McAndrews became our chief executive officer in September 2013, following the March 2013 announcement that Mr. Kennedy would be leaving Pandora after a search for his successor. In addition, Mr. Herring became our chief financial officer in February 2013.

        Stockholder value:    Our stock price increased from $11.45 on February 1, 2013 to $26.60 on December 31, 2013, reflecting approximately a 132% increase, as shown in the following chart:

        Business and financial results:    We believe that to secure our long-term goals, the most important near-term objective is to strengthen our leadership position in the emerging internet radio market. We measure success in these efforts by our ability to grow listening hours, active listeners, market share in internet radio and overall U.S. radio listening, and revenues. In particular, for calendar 2013, we reported the following business performance results:

  •
  Total listener hours grew to 15.31 billion for the eleven months ended December 31, 2013, compared to 12.56 billion for the eleven months ended December 31, 2012.

  •
  Active users reached 76.2 million as of December 31, 2013 for the prior 30 day period.

  •
  We had more than a 70% share of internet radio among the top 20 stations and networks in the United States, according to a September 2013 report by Triton.

  •
  For the eleven months ended December 31, 2013, GAAP total revenue was $600.2 million, growing 54% year-over-year.

        Monetization efforts:    In addition to growing our reach through the expansion of listener hours, the other key driver of our long-term success is our ability to continue to monetize those hours through increased ad sales and subscriptions. For example:

  •
  We track revenue per thousand listener hours ("total RPMs") for our service because it is a key indicator of our ability to monetize our listener hours. We focus on total RPMs across all of our delivery platforms. Total RPMs compare advertising and subscription and other revenue generated in a given period to total listener hours in the period. We calculate total RPMs by dividing the total revenue generated by the number of thousands of listener hours. Our total RPMs, including traditional computer and mobile and other connected devices RPMs for calendar year 2013 increased to $39.22 from $30.88 for the eleven months ended December 31, 2012.

  •
  In March 2013, we announced our integration with the leading radio media buying platforms, Strata and MediaOcean. We are continuing to enhance the ability of radio advertisers to purchase media on these platforms which incorporate Triton measurements of our radio audience reach side-by-side with terrestrial radio metrics.

        Strengthening the balance sheet:    With annual revenue of $600.2 million, and our philosophy of continuing to invest incremental gross margin to capitalize on our market opportunity, we concluded that increased balance sheet strength would be critical to allow us to continue growth both organically and potentially through acquisitions. In September 2013, we raised approximately $378.7 million, net of offering costs, in a registered offering of our common stock, which we believe will allow us to continue to focus on realizing the long-term potential of the business.

  Features of Our Executive Compensation Program

        Key features of our calendar 2013 executive compensation program align the interests of our NEOs with the long-term interests of our stockholders and help reduce the possibility of our NEOs making business decisions that promote short-term or individual compensation results as opposed to long-term stockholder value.

  •
  Alignment of CEO pay with stockholder value:  Most of our new CEO's compensation consists of long-term equity incentives that vest over five years, which is a longer vesting period than most of our key competitors use but which we believe provides incentive to focus on long-term stockholder value creation. More than 95% of Mr. McAndrews' compensation set forth in the Summary Compensation Table below (which measures the grant date value of equity awards) was in the form of stock options and RSUs.

  •
  Focus on incentive compensation:

  •
  Approximately 89% of weighted average NEO (other than the former and current CEOs) total direct compensation consisted of variable cash or equity awards, which encourages a pay-for-performance among our NEOs and helps retain key management team members.

  •
  Approximately 94% of weighted average NEO (other than the former and current CEOs) incentive compensation consisted of long-term equity incentive awards, which aligns their interests with those of our stockholders.

  •
  Strong executive compensation governance practices:

  •
  No material executive perquisites.

  •
  No tax gross-ups.

  •
  No option repricing permitted without stockholder approval.

  •
  No hedging or pledging by executive officers and directors is permitted.

  •
  Independent compensation committee.

  •
  Independent compensation consultant engaged by the compensation committee.

  •
  Reasonable base salaries comparable to others in our peer group.

  Objectives of Our Executive Compensation Program.

        Hiring and retaining officers and other key employees has been critically important to ensuring continuity and stability, and in turn the growth, of our business. As a rapidly evolving and growing company in a highly competitive industry, we are managing our business for the achievement of long-term objectives rather than short-term performance. We recognize that our success is in large part dependent on our ability to attract and retain talented executives and other employees. Accordingly, our executive compensation and benefits philosophy is to attract, incentivize and retain a highly skilled and committed team of executive officers who share our vision and desire to work toward creating long-term stockholder value.

Management Recruitment and Transition

        The recruitment of a highly qualified CEO and CFO were important aspects of our long-term business objectives for calendar 2013. The compensation packages were integral to attracting and retaining the talent we needed for these critical functions. In reaching the terms of the offer letters for Messrs. McAndrews and Herring described below, the compensation committee consulted with its independent compensation consultant and considered peer company data (including new hire data for technology companies), as well as each executive's experience and the compensation arrangements that each executive would have to give up at the executive's employer in accepting our offer of employment. The packages were the product of negotiations with the executives as well as the compensation committee's judgment as to competitive pay levels and components needed to attract the best candidates.

        New CEO Recruitment.    In its search for a new CEO, the board of directors sought a candidate who could build on Pandora's leading position in internet radio and accelerate its fast-growing advertising business. The board of directors believed that Mr. McAndrews' experience and understanding of the intersection of technology and advertising, as well as his proven abilities to set strategy, lead large teams and drive growth and innovation, afforded the combination of key attributes necessary to lead Pandora forward. As a result, the compensation committee and the board of directors approved a compensation package for Mr. McAndrews consisting of the following primary elements:

  •
  Cash compensation:  Mr. McAndrews' offer included a $500,000 salary and, starting in the fiscal year ending December 31, 2014, a target cash bonus under our Corporate Incentive Plan of 100% of base salary. The compensation committee believed these cash amounts were reasonable and conservative in terms of market practice.

  •
  Long-term equity compensation:  The compensation committee and board of directors viewed equity compensation as the most important component of Mr. McAndrews' long-term package. In order to focus on his long-term alignment with stockholders, the board of directors approved a significant new hire grant, but with a vesting schedule over a five-year period rather than the predominant market practice of three to four years. Although our stock price had more than doubled in the prior 12 months, the compensation committee felt that time-based stock options would provide significant incentive to Mr. McAndrews to continue to drive our stock performance. As a result, a majority of his initial equity grant was in the form of 1,500,000 stock options, which vest over five years. He also received 400,000 RSUs, in recognition that their intrinsic value provides immediate and ongoing retention value, particularly in the event we experience challenging market conditions in the future. These RSUs also vest over five years.

  •
  Make-Whole Grant.  Mr. McAndrews was also granted 100,000 RSUs with vesting over four years to partially replace a portion of the compensation value that he forfeited by leaving his previous employer.

        New CFO Recruitment.    Mr. Herring became our chief financial officer on February 1, 2013. The board of directors believed that his track record of building global technology businesses and delivering long-term profitability and revenue growth were important to our business and our stockholders. As a result, the components of Mr. Herring's package were:

  •
  Cash compensation:  Mr. Herring's offer included a $350,000 salary and a target cash bonus under our Corporate Incentive Plan of 60% of base salary. The compensation committee believed these cash amounts were reasonable and conservative in terms of market practice.

  •
  Long-term equity compensation:  In determining his initial equity grant, the compensation committee felt that time-based stock options would provide a significant incentive to Mr. Herring to deliver financial results and help Pandora improve its long-term stock price performance. Therefore, Mr. Herring received 1,250,000 stock options. Because of the size of the upfront grant, his options are subject to a vesting schedule over a five-year period rather than the predominant market practice of three to four years.

        Former CEO Transitional Arrangements.    In March 2013, Mr. Kennedy announced that he would be leaving as our CEO after completion of a search for his successor following his nine-year tenure, during which he led the creation of Pandora internet radio, worked tirelessly to achieve a more sustainable music royalty structure for Pandora, oversaw Pandora's successful initial public offering in 2011 and helped position Pandora for long-term growth. Following our hiring of Mr. McAndrews, Mr. Kennedy remained employed by Pandora to assist in day-to-day royalty and licensing matters, which are important issues for our business, as well as to be available to support Mr. McAndrews' transition into the CEO role. Mr. Kennedy's employment ended in January 2014 at which time he forfeited a total of 1,181,250 unvested options. None of his options were accelerated. Because of his expertise in the areas of music royalties and licensing, we have further requested that Mr. Kennedy provide consulting services through December 2014 (subject to earlier termination by either party at any time) for a fee of $1,000 per month, but he will not vest in any stock options or receive an extension of his option exercise periods during his consulting service.

Executive Compensation Process

        Role of the Compensation Committee.    Our independent compensation committee determines, or recommends to the board of directors, compensation for our executive officers, including the form and amount of their salary, bonus, and equity-based compensation. The compensation committee reviews compensation data for comparable businesses and assesses both our historical performance and prospects compared to those companies. While the compensation committee relies on the input from our CEO for executive compensation decisions for employees who report to him, the compensation committee uses its own business judgment and experience to set compensation elements and amounts for all executives. We have not adopted formal policies or guidelines for allocating compensation between long-term and short-term and between cash and non-cash compensation or among different forms of non-cash compensation. Although the compensation committee reviews peer group data as described below, the compensation committee's subjective analysis of appropriate payments has historically been the most important factor in setting compensation. Its analysis typically takes into account economic and business conditions, their collective experience, internal pay equity and individual negotiations.

        Role of our CEO.    Our CEO provides general advice to the independent compensation committee or board of directors with respect to the compensation for employees who report to him. Additionally, our CEO attends board and committee meetings where executive compensation practices and philosophies are discussed, except for sessions discussing his compensation. He abstains from voting in sessions where the board of directors acts on his compensation and does not participate in discussions of the compensation committee where his own compensation is approved. Members of our human resources, finance and legal departments attend compensation committee meetings and provide background on materials presented to the compensation committee.

        Say-on-Pay.    At our stockholders' meeting in 2012, more than 75% of stockholders recommended a triennial say-on-pay vote, and so our board of directors adopted the triennial approach. Therefore, we are not conducting a say-on-pay vote this year. Our next say-on-pay vote will occur at our annual meeting in 2015.

        Role of the Compensation Consultant.    During most of calendar 2013, the compensation committee retained Frederic W. Cook & Co. Inc., or Frederic W. Cook, as its outside compensation consultant. In December 2013, the compensation committee replaced Frederic W. Cook with Compensia, Inc., or Compensia, as its outside compensation consultant. During calendar 2013, the compensation committee met from time to time with its compensation consultant, both with management present and in separate meetings, including executive sessions during committee meetings. The compensation committee also asked its compensation consultant to provide data on director compensation for review by our nominating and governance committee. Although the compensation committee takes the input of the compensation consultant into consideration, all of the compensation committee's executive compensation decisions, including the specific amounts paid to our executive officers, are made through the exercise of its own judgment and may reflect factors and considerations other than information provided by the compensation consultant. We have not engaged Frederic W. Cook or Compensia to provide services to Pandora outside of the work directed by the compensation committee. The compensation committee has reviewed the independence of Frederic W. Cook and Compensia and determined that there are no conflicts of interest.

        Calendar 2013 Peer Group.    In considering calendar 2013 compensation, the compensation committee reviewed the compensation data from 20 comparable companies, which were similar to us based on size, industry and market position. The peer group shown below (other than LinkedIn) was selected using industry and financial size criteria, from either the Internet Software & Services or Software GICS industries, and looking at annual revenues and market capitalization. In addition, LinkedIn was included in the group due to its similar business profile to Pandora and the similar timing of our respective initial public offerings. In connection with reviewing this peer group prior to the start of calendar 2013, we found that we were near the median revenue and market capitalization of the group, based on data from S&P's Compustat. In addition to providing data from this peer group, Frederic W. Cook provided the compensation committee with third-party survey data from Radford covering general technology companies with annual revenue between $200 million and $500 million. Our peer group used for review of calendar 2013 compensation is as follows:

Ancestry.com	Fortinet	Rovi
ANSYS	LinkedIn	SolarWinds
Aspen Tech	Netsuite	Synchronoss Tech
Bankrate	OpenTable	TiVo
Commvault Systems	Qlik Technologies	Ultimate Software
Concur Technologies	RealD	WebMD
Demand Media	RealPage

        Calendar 2014 Peer Group Changes.    Consistent with its practice of evaluating the peer group from time to time, in January 2014, the compensation committee approved revisions to the peer group for calendar 2014 to better align with Pandora's current and projected size. In particular, the peer group was chosen based on industry, revenue range (generally 0.5 to 2 times our revenue), market cap range (generally 0.25 to 4 times our market cap as of December 2013), and other growth and business factors. Our peer group for calendar 2014 compensation is as follows:

Akamai Technologies	AMC Networks	CommVault Systems
Concur Technologies	CoStar Group	FactSet Research Systems
HomeAway	j2 Global	LinkedIn
Madison Square Garden Co.	NetSuite	The New York Times
Palo Alto Networks	Rackspace Hosting	Red Hat
ServiceNow	Shutterfly	Splunk
The Ultimate Software Group	Tivo	TripAdvisor
VeriSign	Workday	Yelp

Elements of Executive Compensation for Calendar 2013

Base Salary

        We use base salaries to reasonably compensate all executive officers for their service as senior management, regardless of stockholder returns or performance. Salaries also serve as a retention tool. Historically, base salaries have been determined primarily based on the collective experience of the compensation committee or board of directors with hiring similarly situated executive officers, and our view of appropriate fixed pay for our geographic locations. The compensation committee undertakes a review at least annually of base salary and other compensation components and compares our compensation levels to those of the peer group described above. The base salary decisions in connection with the hiring of Messrs. McAndrews and Herring are described above.

        In January 2013, as part of its annual executive compensation review, our compensation committee approved increases in base salary for certain NEOs for calendar 2013 as shown in the table below. These increases were intended to help ensure retention, particularly given the importance of these roles to our long-term success, to increase the competitiveness of the executives' cash compensation and, in the case of Mr. Trimble, in recognition that his role in driving advertising revenue would continue to be a key component of our growth. The compensation committee also reviews executive compensation practices throughout the year and may make further adjustments to base salaries for market competitiveness or retention purposes. The table below shows the annualized salaries for calendar 2013 for our NEOs:

	Prior Salary	Calendar 2013 Salary
Brian McAndrews	n/a	$500,000
Michael Herring	n/a	$350,000
Thomas Conrad	$320,000	$400,000	*
Delida Costin	$250,000	$275,000
John Trimble	$350,000	$400,000
Joseph Kennedy	$400,000	$400,000

*
Mr. Conrad's salary was increased to $352,000 and then to $400,000 in April 2013.

Cash Incentives

        The compensation committee continued its gradual trend under our annual Corporate Incentive Plan toward a focus on achievement of financial metrics by approving financial metrics as an important factor in funding the bonus pool, but retaining the ability to consider other performance objectives before actually awarding any bonus. The compensation committee believed this discretion was important because we are a high-growth company in a volatile market, and reliance on particular financial measures might not account for business needs during the year.

        Our chief revenue officer, Mr. Trimble, and other employees in sales, received cash compensation under sales compensation plans. Mr. Trimble's total target variable compensation remained at 100% of his base salary as negotiated with him when he was hired, with his target amount divided into two parts: 70% tied to his sales compensation plan because of his role as chief revenue officer with the primary responsibility for our sales performance, and 30% tied to our Corporate Incentive Plan because he is part of the executive team responsible for overall management of our company.

        Corporate Incentive Plan for Calendar 2013.    The compensation committee approved the Corporate Incentive Plan at the beginning of our fiscal year which was scheduled to begin on February 1, 2013 and end on January 31, 2014. Although we later changed our fiscal year end to December 31, 2013 (resulting in the transition fiscal year of only eleven months), the committee retained a 12 month measurement period ending on January 31, 2014 for determining results and payments under the Corporate Incentive Plan.

        The compensation committee retained the target bonus amount for Mr. Kennedy at 75% of base salary and increased the target bonus amount for Mr. Conrad and Ms. Costin to 50% of base salary in order to focus a larger percentage of cash compensation on performance and to increase the competitiveness of their cash compensation. The target bonus levels approved in connection with the hiring of Messrs. McAndrews and Herring are described above. The table below shows the target bonus levels for our NEOs under the Corporate Incentive Plan:

Target Bonus Under CIP (as % of Salary)
Brian McAndrews	100%
Michael Herring	60%
Thomas Conrad	50%
Delida Costin	50%
John Trimble*	30%
Joseph Kennedy	75%

*
Mr. Trimble's variable compensation also includes the separate sales compensation plan described below.

        The compensation committee determined that the financial metrics under the Corporate Incentive Plan would be a combination of non-GAAP revenue (defined as GAAP revenue plus revenue related to the subscription return reserve, which consists of deferred revenue related to subscriptions that are sold with return rights) and adjusted EBITDA (defined as earnings, adjusted for revenue related to the subscription return reserve and stock based compensation expense, before income taxes, depreciation, and amortization). Payout would be expected to be 100% of target if we achieved non- GAAP revenue between $670 million and $680 million and adjusted EBITDA of approximately $30 million, with a sliding scale for performance above and below those levels, but subject to the compensation committee's review of overall performance.

        Consistent with the compensation committee's objective to reward team success, the Corporate Incentive Plan was intended to award bonuses based on overall company performance rather than individual performance in order to focus participants on overall company improvement. The Corporate Incentive Plan provided that the compensation committee would assess business performance after the end of the second fiscal quarter and determine, in its full discretion, whether to award a mid-year bonus of up to 25% of the full year target amount. The compensation committee believed a mid-year payment opportunity would encourage retention because eligible employees would not feel the bonus opportunities were too far in the future, while still giving the committee the opportunity to determine whether mid-year payouts were appropriate and whether adjustments were needed to the plan based on market conditions and our business.

        Calendar 2013 Payouts.    Due to our performance during the first half of the year, the compensation committee approved a mid-year payout of 25% of target bonus for all employees under the Corporate Incentive Plan, including the executive officers. After the end of the year, the compensation committee assessed our achievement of the financial metrics as well as our overall business performance, and determined to fund the bonus pool under the Corporate Incentive Plan at 70% of target. Because the metrics were established prior to the change in our fiscal year, the compensation committee reviewed our financial metrics for the 12 month period ended January 31, 2014 rather than solely for the 11 month calendar 2013 period. This resulted in non-GAAP revenue of approximately $664 million, which was close to the target range, while our adjusted EBITDA of approximately $22 million was below the target range. In its assessment of Pandora's and the executive team's performance, the compensation committee also took into account successes in three key areas:

  •
  Driving monetization

  •
  Increase in market share

  •
  Overall stockholder value as reflected in the stock price performance

        The compensation committee also considered that both the strategic investments needed to drive monetization, and the content acquisition costs resulting from more listener hours and increased market share, had the effect of reducing our EBITDA. As a result of these performance factors, the compensation committee approved bonus payments at year-end to each eligible NEO (along with each other eligible employee) of 70% of each individual's target, less the amount paid mid-year. As noted above, Mr. McAndrews was not eligible for any bonus payment under the Corporate Incentive Plan for calendar year 2013. Because the bonus targets under the Corporate Incentive Plan were established prior to the change in our fiscal year end, the bonus payments for all employees (including our NEOs) for calendar 2013 were based on 12 months of pay ending January 31, 2014.

        Chief Revenue Officer's Plan for Calendar 2013.    The compensation committee approved Mr. Trimble's compensation plan at the beginning of our fiscal year which was scheduled to begin on February 1, 2013 and end on January 31, 2014. Therefore, despite our change in fiscal year end, the measurement period for Mr. Trimble's compensation plan was 12 months ending January 31, 2014. As described above, 70% of Mr. Trimble's target variable compensation was tied to a separate compensation plan, which was based on contribution margin (that is, advertising revenue less direct selling expenses). Mr. Trimble's target advertising revenue level was approximately $575 million, depending on expenses. Smaller or larger bonus amounts (up to $2.1 million, absent separate compensation committee approval) would be paid based on actual achievements. His revenue and expense targets were meant to provide incentives to exceed the past year's performance through increased advertising revenue combined with reducing certain expenses. The revenue generated by Mr. Trimble's team for the 12 months ending January 31, 2014 was approximately $531 million, which resulted in payment to Mr. Trimble of $185,920.

Equity Compensation

        We have granted equity awards to executive officers and other employees to incentivize them to help increase the value of our stock and thereby align their interests with those of our stockholders. The compensation committee uses a combination of stock options, which it believes incentivizes our executive officers to focus on the growth of our overall enterprise value and to create value for our stockholders, and restricted stock units (or RSUs), which do not have an exercise price, as a complement to stock options to help encourage retention in a volatile market and because of competitive practices.

        Typically we have granted equity awards around the time an executive officer is hired with vesting in installments over a number of years of continued service. The board of directors or compensation committee determines the size and type of equity awards, taking into account the recommendations of the CEO, and also determines the vesting schedule of the award. Consistent with its objective to align the interests of executive officers with those of our public company stockholders, the compensation committee undertakes a review at least annually of equity compensation in order to ensure appropriate long-term incentives remain in place, but also considers equity awards periodically during the year.

        Calendar 2013 Equity Grants.    In calendar 2013, the compensation committee considered equity grants for executives taking into account a combination of factors such as whether they had recently received grants, their existing equity holdings and vesting schedules, particular retention needs given the market for recruitment and our management transition, and peer group data. As a result, the following equity grants were made to our NEOs during calendar 2013:

  •
  Ms. Costin received 50,000 options in February 2013 that vest over four years. Particular factors considered by the compensation committee were the importance of her role as general counsel of a public company, especially given our growth and the function of regulatory matters in our business, and the fact that her existing equity grants would be fully vested in 2014.

  •
  Mr. Trimble received 200,000 RSUs in February 2013 that vest over two years. Particular factors considered by the compensation committee in determining the amount and vesting schedule were the importance of his position to our advertising revenue growth and the desire to increase his equity-based retention in a tailored way, given that his overall compensation is more heavily biased toward cash incentives as is customary for similar positions in the radio advertising sales market, along with the fact that a significant portion of his equity grants were already vested in 2013.

  •
  Mr. Conrad received 300,000 RSUs in April 2013 that vest over two years. Particular factors considered by the compensation committee in determining the amount and vesting schedule were the importance of retention on the operational side in light of management changes, the importance of his particular role in executing on new ad sales platforms and enhancing our advertising products and user experience, along with the fact that a significant portion of his equity grants were already vested in 2013.

        The new hire equity grants to Messrs. McAndrews and Herring are described above.

        Mr. Kennedy did not receive any new equity grants in calendar 2013. Of the time-based and performance-based options approved in the prior fiscal year, approximately 168,750 vested prior to his termination of employment in January 2014 as a result of the stock price performance goal being achieved in September 2013, while the remaining 1,181,250 options were forfeited. None of his options were accelerated.

Other Executive Compensation Matters

        Severance and Change in Control Arrangements.    We believe a combination of severance and change in control arrangements will help our executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value. In particular, we believe change in control arrangements are reasonable because the possibility of a change in control could cause uncertainty among executive officers and concern over potential loss of equity awards (which has been a significant component of their potential compensation) and therefore could result in their departure or distraction to the detriment of our company and our stockholders. In an effort to standardize these types of provisions for executive officers rather than having individual negotiations, the compensation committee previously adopted a program to provide uniform severance arrangements for our NEOs. Our severance and change in control arrangements are described in detail below under "Potential Payments Upon Termination and Change in Control."

        Executive Benefits and Perquisites.    Our NEOs are eligible to participate in our employee benefit plans provided for other employees. These benefits include a 401(k) plan, group health insurance, short- and long-term disability insurance and, for Mr. Kennedy under the terms of his 2004 offer letter, reimbursement for life insurance premiums and a small amount for reimbursement for parking. Additionally, certain NEOs may use Pandora provided parking. We do not have a defined benefit retirement plan.

        Tax and Accounting Considerations.    We do not expect the accounting impact of compensation to be a material factor in the compensation committee's decision-making process. We do not require executive compensation to be tax deductible for our company, but instead balance the cost and benefits of tax deductibility and our executive compensation goals.

 Risk Assessment of Compensation Programs

        The compensation committee, in consultation with management and Frederic W. Cook & Co. and Compensia, Inc., the committee's outside, independent advisors, has assessed our compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on Pandora. We believe that the combination of different types of compensation as well as the overall amount of compensation, together with our internal controls and oversight by the board of directors, mitigates potential risks.

Compensation Committee Report

        Notwithstanding anything to the contrary set forth in any of Pandora's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings.

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and our Transition Report on Form 10-K for the eleven months ending December 31, 2013.

  Compensation Committee of the board of directors

  Peter Gotcher
  Robert Kavner
  James M.P. Feuille,   Chairman

 Summary Compensation Table

        The following table sets forth the compensation for each person who served as our principal executive or financial officer during the eleven months ended December 31, 2013 and our other three most highly compensated executive officers for the eleven months ended December 31, 2013, collectively referred to as the "named executive officers" in this proxy.

Name and Principal Position	Fiscal Year Ending	Salary ($)		Bonus ($)(3)		Option Awards ($)(6)	Stock Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)		Total ($)
Brian McAndrews,	December 31, 2013	153,425		150,000	(4)	18,153,321	10,690,000	—	20,642	(8)	29,167,388
Chief Executive
Officer(1)
Joseph Kennedy,	December 31, 2013	366,027		210,000		—	—	—	2,090		578,117
Former Chief	January 31, 2013	400,000		231,000		8,125,218	—	—	2,425	(9)	8,758,643
Executive	January 31, 2012	400,000		330,000		—	—	—	2,425	(9)	732,425
Officer(1)
Michael Herring,	December 31, 2013	320,274	(2)	197,000	(5)	7,882,676	—	—	45,718	(10)	8,445,668
Chief Financial
Officer
Thomas Conrad,	December 31, 2013	358,005		137,192		—	4,032,000	—	—		4,527,197
Former Chief	January 31, 2013	320,000		98,560		—	—	—	—		418,560
Technology Officer	January 31, 2012	290,000		127,600		2,932,677	—	—	—		3,350,277
Delida Costin,	December 31, 2013	251,644		96,250		305,974	—	—	—		653,868
General Counsel
John Trimble,	December 31, 2013	366,027		84,000		—	2,272,000	185,920	—		2,907,947
Chief Revenue	January 31, 2013	350,000		80,850		—	—	229,688	—		660,538
Officer	January 31, 2012	350,000		115,500		3,474,050	—	611,701	—		4,551,251

(1)
Mr. Kennedy's function as principal executive officer ended on September 11, 2013, upon which date Mr. McAndrews commenced employment with us and assumed the function of principal executive officer.

(2)
Mr. Herring commenced employment with us on February 1, 2013.

(3)
Except as otherwise indicated, reflects the amount paid under our Corporate Incentive Plan for the fiscal year. For calendar 2013, the amounts were based on the 12-month period from February 1, 2013 to January 31, 2014 because the plan was established prior to the change in our fiscal year-end.

(4)
Includes a signing bonus of $150,000 pursuant to the terms of Mr. McAndrews' offer letter.

(5)
Includes a signing bonus of $50,000 pursuant to the terms of Mr. Herring's offer letter.

(6)
The amount reflects the aggregate grant date fair value of the option awards and stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option awards and stock awards in note 9 to the notes to our financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. There can be no assurance that options or stock awards will vest or that options will be exercised (in which case no value will be realized by the individual), or that the value upon exercise or vesting, as applicable, will approximate the aggregate grant date fair value. For the eleven months ending December 31, 2013, Mr. Kennedy's options include both a time-based option and an option with a market performance condition, as described elsewhere in this proxy statement.

(7)
Mr. Trimble's amount represents amounts paid to Mr. Trimble under his sales compensation plan for the fiscal year, except that, for calendar 2013, the measurement period for Mr. Trimble's compensation plan was the 12 months ending January 31, 2014 because the plan was established prior to the change in our fiscal year-end. The 12 months ending January 31, 2014 amounts are described under "Compensation Discussion and Analysis—Elements of Executive Compensation for Calendar 2013—Cash Incentives—Chief Revenue Officer's Plan for Calendar 2013."

(8)
Includes relocation benefits of $15,522.10, with the remainder relating to Company-provided parking benefits and relocation-related tax gross-up payments.

(9)
Represents the dollar value of life insurance premiums. Excludes personal benefits totaling less than $10,000.

(10)
Includes relocation benefits of $41,665, with the remainder relating to Company-provided parking benefits and relocation-related tax gross-up payments.

Grants of Plan-Based Awards

        The following table sets forth information concerning grants of plan-based awards made to our named executive officers during the eleven months ending December 31, 2013.

							Exercise or Base Price of Option Awards ($/Sh)
					All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target($)(1)						Grant Date Fair Value of Stock and Option Awards($)(2)
	Grant Date
Name		Threshold($)	Target($)	Maximum($)
Brian McAndrews	09/11/13	—	—	—	500,000	1,500,000	21.38	28,843,321
Joseph Kennedy	—	—	—	—	—	—	—	—
Michael Herring	02/01/13	—	—	—	—	1,250,000	11.45	7,882,676
Thomas Conrad	04/03/13	—	—	—	300,000	—	—	4,032,000
Delida Costin	02/05/13	—	—	—	—	50,000	11.36	305,974
John Trimble	02/05/13	—	280,000	—	200,000	—	—	2,272,000

(1)
The amount set forth for Mr. Trimble represents target payout under his sales compensation plan described above. Actual amounts paid for the fiscal year performance are set forth in the Summary Compensation Table above and a description of the criteria used to determine these amounts is set forth above under "Compensation Discussion and Analysis—Elements of Executive Compensation for Calendar 2013—Cash Incentives."

(2)
The amount reflects the grant date fair value of the option awards and stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. See footnote 6 to the Summary Compensation Table above.

Outstanding Equity Awards as of December 31, 2013

        The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2013.

		Option Awards					Stock Awards
Name	Numbers of Securities Underlying Unexercised Options (#) Exercisable	Numbers of Securities Underlying Unexercised Options (#) Unexercisable		Numbers of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Numbers of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Brian McAndrews	—	1,500,000	(1)	—	$21.38	09/11/23	100,000	(2)	2,660,000
	—	—		—	—	—	400,000	(3)	10,640,000
Joseph Kennedy(4)	2,948,284	—		—	$0.04	07/14/14	—		—
	1,100,000	—		—	$0.28	09/13/16	—		—
	2,986,735	—		—	$0.16	07/07/19	—		—
	57,291	492,709	(5)	—	$10.63	03/22/22	—		—
	83,333	716,667	(6)	—	$10.63	03/22/22	—		—
Michael Herring	—	1,250,000	(7)	—	$11.45	02/01/23	—		—
Thomas Conrad	1,155,027	—		—	$0.16	07/07/19	—		—
	41,666	358,334	(8)	—	$13.26	01/19/22	—		—
	—	—		—	—	—	300,000	(9)	7,980,000
Delida Costin	41,666	20,834	(10)	—	$0.71	04/22/20	—		—
	10,416	39,584	(11)	—	$11.36	02/05/23	—		—
John Trimble	260,063	—		—	$0.16	07/06/19	—		—
	5,000	—		—	$0.16	07/06/19	—		—
	129,583	260,417	(12)	—	$13.26	01/19/22	—		—
	—	—		—	—	—	200,000	(13)	5,320,000

(1)
20% of the option will vest in September 2014, and the remainder will vest in equal monthly installments over four years thereafter through August 2018.

(2)
These restricted stock units vest in equal annual installments through August 15, 2017.

(3)
These restricted stock units vest in equal annual installments through August 15, 2018.

(4)
Mr. Kennedy's function as principal executive officer ended on September 11, 2013, and Mr. Kennedy remained with the Company for a transition period through January 2014, at which time he forfeited 1,181,250 unvested options.

(5)
The option vests in equal monthly installments over four years through July 2017. At the time of his departure in January 2014, Mr. Kennedy's 481,250 unvested options were forfeited.

(6)
The vesting of this option first depended on a performance condition requiring the 60-day trailing volume weighted average price of our stock to be at least $21 at any time during the period from the grant date until July 2017, in which case the option would vest monthly beginning in August 2013 (with retroactive catch-up vesting from that date if such performance objective were not met until a later date). The performance objective was achieved in September 2013. At the time of his departure in January 2014, Mr. Kennedy's 700,000 unvested options were forfeited.

(7)
20% of the option vested in February 2014, and the remainder will vest in equal monthly installments over four years thereafter through January 2018.

(8)
The option vests in equal monthly installments over four years through June 2017.

(9)
50% of these restricted stock units vested in March 2014, and 25% will vest in September 2014 and in March 2015.

(10)
25% of the option vested in April 2011, and the remainder vests in equal monthly installments over three years thereafter through March 2014.

(11)
The option vests in equal monthly installments over four years through January 2017.

(12)
The option vests in equal monthly installments over four years through January 2016.

(13)
50% of these restricted stock units vested in March 2014 and the remainder will vest in March 2015.

Options Exercised and Stock Vested

        The following table shows information regarding options that were exercised by our named executive officers, or stock awards that became vested, during the eleven months ending December 31, 2013. The value is based on the closing price of our common stock on the date of exercise or vesting, as applicable.

	Option Awards		Stock Awards
Name	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Numbers of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian McAndrews	—	—	—	—
Joseph Kennedy	—	—	—	—
Michael Herring	—	—	—	—
Thomas Conrad	1,481,500	30,061,080	—	—
Delida Costin	58,500	842,490	—	—
John Trimble	715,000	12,666,250	—	—

Potential Payments on Termination and Change in Control

        Our named executive officers are eligible to receive severance benefits under our executive severance and change in control policy that would provide benefits if their employment is terminated or in connection with a change in control of our company, such as a change in the voting power of our company by more than 50% or a sale of substantially all of our assets. Our executive severance and change in control policy provides for the following severance benefits, subject to our receipt of an effective release of claims executed by the named executive officer:

  •
  Non-change in control severance.  If the eligible officer is terminated without cause prior to a change in control, the officer is entitled to receive 6 months (or 12 months in the case of our chief executive officer) of salary, health benefits and accelerated vesting of equity awards, plus a prorated annual bonus for the year of termination and outplacement services.

  •
  Change in control severance.  If, in connection with or otherwise within 12 months after a change in control, the officer is terminated without cause or resigns for good reason (such as reduction in salary or material relocation), the officer is entitled to receive 12 months (or 18 months in the case of our chief executive officer) of salary and health benefits, 100% accelerated vesting of equity awards and the opportunity to extend the exercise period of certain options for up to 12 months following termination, plus a prorated annual bonus for the year of termination and outplacement services.

        Estimated severance and change in control benefits.    The table below provides an estimate of the value of the compensation and benefits due to each of our named executive officers in the events described below, assuming that the termination of employment and/or change in control was effective on December 31, 2013, under the arrangements described above. The actual amounts to be paid can only be determined at the time of the termination of employment or change in control, as applicable. Mr. Kennedy did not receive severance payments upon his departure from the Company.

	Involuntary Termination			Change in Control	Change in Control Followed by Involuntary Termination
Name	Cash(1)($)	Equity(2)($)	Total	Equity($)	Cash(1)($)	Equity(2)($)	Total
Brian McAndrews	529,000	5,681,500	6,210,500	—	791,000	21,130,000	21,921,000
Michael Herring	326,750	5,049,995	5,376,745	—	571,500	18,937,500	19,509,000
Thomas Conrad	342,760	5,654,500	5,997,260	—	608,657	12,760,176	13,368,832
Delida Costin	242,729	528,138	770,867	—	430,042	1,142,652	1,572,694
John Trimble	294,000	4,158,750	4,452,750	—	539,000	8,793,963	9,332,963

(1)
The "cash" severance benefits include, where applicable, salary multiples paid as severance, health benefits assuming a cost of $2,000 per month, outplacement services assuming a value of $5,000, and prorated bonus, each as described above.

(2)
The value of accelerated vesting of equity awards is based on $26.60, which was the closing price of our stock on December 31, 2013, less, in the case of stock options, the per share exercise price of the accelerated options (or, if the exercise price of an option is above $26.60, no value was assigned), and assumes that equity awards are assumed or substituted by the successor company.

Equity Compensation Plan Information

        The following table summarizes information regarding our stock incentive plans as of December 31, 2013.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(3)
Equity compensation plans approved by security holders(1)	33,073,712	$4.85	9,048,200
Equity compensation plans not approved by security holders(4)	—	—	—
Total	33,073,712	$4.85	9,048,200

(1)
Includes the 2011 Long-Term Incentive Plan (the "2011 Plan"), 2004 Stock Plan (the "2004 Plan") and 2000 Stock Incentive Plan (the "2000 Plan"). The 2011 Plan replaced the 2004 Plan, which had earlier replaced the 2000 Plan.

(2)
The calculation of the weighted average exercise price does not include 10,365,512 shares subject to restricted stock units that do not have an exercise price.

(3)
Each fiscal year (beginning with the fiscal year that commenced February 1, 2012 and ending with the fiscal year commencing February 1, 2021), the number of shares in the reserve under the 2011 Plan may be increased by the lesser of (x) 10,000,000 shares, (y) 4.0% of the outstanding shares of common stock on the last day of the prior fiscal year and (z) another amount determined by our board of directors.

(4)
Does not include shares under the 2014 Employee Stock Purchase Plan, which is subject to stockholder approval at this annual stockholder meeting.

 REPORT OF THE AUDIT COMMITTEE

        The following Report of the Audit Committee does not constitute soliciting material and is not deemed to be filed with the U.S. Securities and Exchange Commission, or the SEC, and is not to be incorporated by reference in any filing of Pandora under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

        The audit committee of Pandora's board of directors (for purposes of this report, the "Committee") is composed of three independent outside directors. The Committee has prepared the following report with respect to our audited consolidated financial statements for the eleven months ending December 31, 2013:

  •
  The Committee has reviewed and discussed with management our audited consolidated financial statements for the eleven months ending December 31, 2013.

  •
  The Committee has discussed with Ernst & Young LLP (EY), our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 16 "Communication with Audit Committees" as amended, as adopted by the Public Company Accounting Oversight Board ("PCAOB").

  •
  The Committee has also received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY's communications with the Committee concerning independence and the Committee has discussed the independence of EY with that firm.

  •
  Based on the reviews and discussions noted above, the Committee recommended to the board of directors that our audited consolidated financial statements be included in our Transition Report on Form 10-K for the eleven months ending December 31, 2013, for filing with the Securities and Exchange Commission.

Audit Committee of the board of directors:

Robert Kavner
Elizabeth A. Nelson, Chairman
David Sze

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

        Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related person had or will have a direct or indirect material interest, as determined by the audit committee of our board of directors, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related person. In reviewing any such proposal, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person's direct or indirect interest and the actual or apparent conflict of interest of the related person.

Investor Rights Agreement

        We are party to an investor rights agreement which provides that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

        We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The board of directors recommends that you vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

        The audit committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2014. Ernst & Young LLP has audited our consolidated financial statements since April 2010. During the last two fiscal years and subsequent interim period preceding their engagement, Ernst & Young LLP was not consulted by us or by anyone acting on our behalf regarding any of the matters or events set forth in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions. Services provided to us by Ernst & Young LLP are described under "Fees Paid to Ernst & Young LLP" below.

        Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The board of directors, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee and the board of directors will reconsider whether or not to retain the firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Pandora and its stockholders.

Fees Paid to Ernst & Young LLP

        The aggregate fees billed by Ernst & Young LLP for the eleven months ended December 31, 2013 and the fiscal year ended January 31, 2013 for professional services were as follows:

	Eleven Months Ended December 31, 2013	Fiscal Year Ended January 31, 2013
Audit Fees(1)	$2,052,289	$1,460,261
Audit-Related Fees	—	—
Tax Fees(2)	161,358	76,250
All Other Fees(3)	8,995	1,875
Total	2,222,642	1,538,386

(1)
Audit fees include (i) fees associated with the audits of our consolidated financial statements included in our Annual Report on Form 10-K, (ii) reviews of our interim quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, (iii) services rendered in connection with our Form S-3 and Form S-8 filings and (iv) consents and other items related to Securities and Exchange Commission matters.

(2)
Tax fees consist primarily of tax consultation services.

(3)
The amount listed as "All Other Fees" consists of (i) subscription fees paid for access to the firm's accounting and financial reporting research tool and (ii) services rendered in connection with our June 2013 purchase of certain patents from Yahoo! Inc.

 Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        As required by the audit committee charter, the audit committee pre-approves the engagement of Ernst & Young LLP for all audit and permissible non-audit services. The audit committee annually reviews the audit and permissible non-audit services performed by Ernst & Young LLP and reviews and approves the fees charged by Ernst & Young LLP. The audit committee has considered the role of Ernst &Young LLP in providing tax and audit services and other permissible non-audit services to Pandora and has concluded that the provision of such services was compatible with the maintenance of Ernst & Young LLP's independence in the conduct of its auditing functions.

Required Vote

        The ratification of the selection of Ernst & Young LLP will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item.

 PROPOSAL NO. 3
APPROVAL OF THE 2014 EMPLOYEE STOCK PURCHASE PLAN

The board of directors recommends that you vote "FOR" the approval of the 2014 Employee Stock Purchase Plan.

 Introduction

        Our stockholders are being asked to approve the Pandora Media, Inc. 2014 Employee Stock Purchase Plan, ("the ESPP"). The ESPP was approved by our board of directors in December 2013, but no shares of our common stock will be issued under the ESPP unless stockholder approval of this Proposal is obtained at the annual meeting.

        The purpose of the ESPP is to provide employees with an opportunity to purchase shares at a discount by means of payroll deductions, thereby allowing such persons the opportunity to acquire an equity interest in Pandora in a convenient manner and enhancing their sense of participation in the affairs of Pandora.

        We believe that the ESPP is an important tool to attract and retain employees and promotes broad-based interest by employees in our growth and success through their equity participation.

        We have reserved an aggregate of 4,000,000 shares for issuance under the ESPP, which would have represented 1.95% of our outstanding common stock as of April 8, 2014.

Summary of ESPP

        The following is a summary of the ESPP. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the ESPP, which is attached as Appendix A to this proxy statement.

        Administration.    The ESPP will be administered by the compensation committee of the board of directors. The compensation committee has full power to interpret the ESPP, and its decisions are final and binding upon all participants. The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, although we may also grant purchase rights under the ESPP that are not intended to qualify under such Section 423 for participating subsidiaries outside of the U.S. (but which otherwise will be operated and administered in the same manner as the Section 423 component).

        Eligibility.    Employees of Pandora and its designated subsidiaries and affiliates may participate in the ESPP. However, no employee will be granted purchase rights intended to qualify under Section 423 of the Internal Revenue Code if, immediately after the grant of a right to purchase stock under the ESPP, that employee would own 5% of either the voting power or the value of our common stock. Also, employees of Pandora or any designated subsidiary who are citizens or residents of a non-U.S. jurisdiction will be prohibited from participating in the ESPP if participation in the ESPP would be prohibited by the law of any country that has jurisdiction over the employee or if complying with the laws of the applicable jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Internal Revenue Code. The compensation committee, in its discretion, from time to time may, prior to an offering date for a particular offering and for all purchase rights to be granted on such offering date under such offering, determine that eligible employees who customarily work 20 hours or less per week or not more than 5 months in any calendar year (or, in each case, such lesser period of time as may be determined by the Committee in its discretion) shall not be included in the ESPP or an offering. We estimate that approximately 1102 employees are currently eligible to participate in the ESPP.

        Participation.    In order to participate in the ESPP, an employee who is eligible at the beginning of an offering period authorizes payroll deductions not greater than 15% of his compensation. No participant may accrue rights to purchase shares exceeding $25,000 in fair market value (determined as of the first day of the offering period during which such rights are granted) for each calendar year in which such rights are outstanding at any time, subject to compliance with Section 423 of the Internal Revenue Code. In addition, a participant may not purchase more than 15,000 shares per purchase period (or such higher or lower as determined by the compensation committee prior to the start of the applicable purchase period).

        Purchases.    The ESPP provides for offering periods of 6 months duration, and purchase periods of 6 months duration, each starting on February 16 and August 16 of each year, with purchases being made on the last business day of the purchase period. The initial purchase date under the ESPP will be August 15, 2014, if the ESPP is approved by stockholders. The compensation committee may make a particular offering period and/or purchase period longer or shorter, provided that the change is announced before the beginning of the period to be affected, and provided further that no offering period may be longer than 27 months. At the end of each purchase period, also referred to as the purchase date, a participant's accumulated payroll deductions are used to purchase shares. The number of shares of common stock a participant purchases on each purchase date is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that offering period by 85% of the fair market value of common stock on (1) the first business day of the offering period or (2) the last business day of the purchase period, whichever is less. Fair market value will be equal to the closing price of Pandora stock on the New York Stock Exchange on the date in question. The closing price of our common stock as reported on The New York Stock Exchange on April 8, 2014 was $28.26 per share.

        Termination of Employment.    If a participant's employment terminates for any reason, the participant's election is deemed cancelled and the payroll deductions credited to the participant's account will be returned without interest to him.

        Change in Capitalization and Change in Control.    In the event of a stock split or other similar event that affects the number of shares of common stock outstanding, the compensation committee may make proportionate adjustments to the number of shares of stock subject to the ESPP and the price per share of common stock. In the event of a dissolution, liquidation or consolidation of Pandora, unless otherwise determined by the compensation committee, the ESPP will terminate and participants will have the right to purchase shares prior to such termination. In the event of a change in control, the compensation committee will determine whether the offering period will be shortened or the ESPP will continue with regard to shares of the surviving corporation.

        Amendment and Termination.    The board of directors may terminate or amend the ESPP at any time, subject to stockholder approval of any amendment to increase the number of shares to be issued under the ESPP other than for antidilution adjustments. No amendment can be made that would decrease the purchase price to lower than 85% of the fair market value of common stock on (1) the first business day of the offering period or (2) the last business day of the purchase period.

Material U.S. Federal Income Tax Consequences

        With respect to offerings of common stock intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code, under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above. The foregoing is only a summary of the effect of U.S. federal income taxation upon the participant and Pandora with respect to the shares purchased under the ESPP, does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any state or non-U.S. country in which the participant may reside.

New Plan Benefits

        Because the number of shares that may be purchased under the ESPP will depend on each employee's voluntary election to participate and not withdraw from the ESPP, the amount of contributions elected by each employee, and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual (or any group of individuals) is not determinable.

Required Vote

        Approval of the 2014 Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item.

AVAILABILITY OF ANNUAL REPORT

        Our 2014 Annual Report, including our Transition Report on Form 10-K for the eleven months ending December 31, 2013 (which is not a part of our proxy soliciting materials), is being made available with this proxy statement.

        Copies of our Transition Report on Form 10-K for the eleven months ending December 31, 2013 as filed with the SEC, exclusive of exhibits, may be obtained for free by directing written requests to Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Investor Relations or by calling (510) 842-6960. You may also obtain our Transition Report on Form 10-K on the SEC's website (https://www.sec.gov) or our 2014 Annual Report, including our Transition Report on Form 10-K on our Investor Relations website (http://investor.pandora.com) in the "Annual Report and Proxy" section.

OTHER MATTERS

        As of the date of this proxy statement, we are not aware of any matters that are expected to come before the 2014 annual meeting other than those referenced in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

        Proposals of stockholders that are intended to be included in our proxy statement for our 2015 annual meeting must be received by our Corporate Secretary no later than December 23, 2014 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

        Stockholders intending to present a proposal at the 2015 annual meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to our Corporate Secretary at our principal executive offices not less than 90 days and no more than 120 days prior to the first anniversary of the preceding year's annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days or delayed more than 70 days after the anniversary date). Therefore, our Corporate Secretary must receive notice of such proposal for the 2015 annual meeting no later than the close of business on March 6, 2015 and not earlier than the close of business on February 4, 2015. If the notice is received after March 6, 2015 or before February 4, 2015 it will be considered untimely and we will not be required to present it at the 2015 annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Delida Costin Senior Vice President, General Counsel and Secretary

April 22, 2014

Appendix A

PANDORA MEDIA, INC.

EMPLOYEE STOCK PURCHASE PLAN

        Section 1.    Purpose of the Plan.

        The purpose of this Pandora Media, Inc. Employee Stock Purchase Plan (the "Plan") is to provide Eligible Employees (as defined below) with an opportunity to acquire an equity interest in Pandora Media, Inc. (the "Company") by purchasing shares of the Company's common stock (the "Stock") in a convenient manner. This Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

        Section 2.    Administration of the Plan.

        (a)    Committee Composition.    The Plan shall be administered by the Board of Directors (the "Board") or by a committee of the Board designated to administer this Plan (the "Committee"). Unless otherwise determined by the Board, the Compensation Committee of the Board shall be the "Committee" hereunder. To the extent permitted by law, the Committee may delegate responsibilities for day-to-day administration of the Plan to one or more officers of the Company.

        (b)    Committee Responsibilities.

            (i)  The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

           (ii)  The Committee may determine the Participating Companies hereunder from time to time. A "Participating Company" means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company. A "Subsidiary" means a "subsidiary corporation" of the Company as defined in Section 424(f) of the Code.

        Section 3.    Enrollment and Participation.

        (a)    Offering Periods.    An "Offering Period" means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to this Section 3(a). Unless and until otherwise determined by the Committee, two Offering Periods shall commence in each calendar year on each February 16 and August 16, and each Offering Period shall consist of one Purchase Period. The Committee may change the duration of Offering Periods if such change is announced prior to the scheduled beginning of the first Offering Period to be affected; provided that no Offering Period may be longer than 27 months. An "Offering Date" means the first day of each Offering Period.

        (b)    Purchase Periods.    A "Purchase Period" means a period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to this Section 3(b). Unless and until otherwise determined by the Committee, the Purchase Periods shall consist of the six-month periods commencing on each February 16 and August 16 and ending on August 15 and February 15, respectively. The Committee may change the duration and timing of Purchase Periods at any time if such change is announced prior to the scheduled beginning of the first Purchase Period to be affected; provided that no Purchase Period may be longer than 27 months. A "Purchase Date" means the last day of each Purchase Period (or, if such day is not a trading day, the trading day immediately preceding such day).

        (c)    Eligibility and Enrollment.

            (i)  An "Eligible Employee" means any employee of a Participating Company; provided that the Committee, in its discretion, from time to time (i) may determine that Eligible Employees who customarily work twenty (20) hours or less per week or not more than five (5) months in any calendar year (or, in each case, such lesser period of time as may be determined by the Committee in its discretion) shall not be included in the Plan or an Offering Period and (ii) may exclude employees that fall into an excludable category as described in Section 423 of the Code and the regulations thereunder. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering Period to violate Section 423 of the Code.

           (ii)  Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a participant in the Plan for such Offering Period by, prior to the commencement of such Offering Period, following the procedures specified by the Company in the manner and by the deadline specified by the Company from time to time. An Eligible Employee who so elects to participate in the Plan is referred to herein as a "Participant". The Company shall establish an account on its books for each such Participant (a "Plan Account").

        (d)    Duration of Participation.    Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee or withdraws from the Plan under Section 5(a).

        Section 4.    Participant Contributions.

        (a)    Frequency of Payroll Deductions.    A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Subsection (b) below, shall occur on each payday during participation in the Plan.

        (b)    Amount of Payroll Deductions.    As part of the enrollment procedures described in Section 3(c) above, an Eligible Employee shall designate the portion of his or her Compensation (as defined below) that he or she elects to have withheld on each payday during the applicable Purchase Period for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee's Compensation, but not less than 1% nor more than 15%. For purposes of this Plan, "Compensation" means all base straight-time gross earnings, exclusive of commissions, payments for incentive compensation, bonuses, overtime, shift premium and other similar compensation, unless otherwise determined by the Committee on a uniform and nondiscriminatory basis; provided that the Committee shall have the discretion to determine the application of this definition to Participants outside the United States.

        (c)    Changing Withholding Rate.    If a Participant wishes to increase or decrease the rate of payroll withholding to be effective for the next Purchase Period, he or she may do so, subject to the limits set forth in clause (b) above, by following the procedures specified by the Company in the manner and by the deadline specified by the Company from time to time. If a Participant wishes to decrease the rate of payroll withholding to be effective during an ongoing Purchase Period, he or she may do one (1) time during a Purchase Period by following the procedures specified by the Company in the manner and by the deadline specified by the Company from time to time; provided that such decreased withholding rate shall be subject to the limits set forth in clause (b) above except that the decreased withholding rate may be 0%.

        Section 5.    Withdrawal from the Plan.

        (a)    Withdrawal.    A Participant may elect to withdraw from the Plan by following the procedures specified by the Company in the manner and by the deadline specified by the Company from time to time. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant's Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

        (b)    Re-enrollment After Withdrawal.    A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 3(c). Re-enrollment may be effective only at the commencement of the next Offering Period.

        Section 6.    Change in Employment Status.

        (a)    Termination of Employment.    Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 5(a). A transfer of employment from one Participating Company to another Participating Company shall not be treated as a termination of employment.

        (b)    Leave of Absence.    For purposes of the Plan, and to the extent consistent with Section 423 of the Code, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence approved by the Participating Company so long as the leave does not exceed three months or, if longer than three months, the individual's right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence.

        (c)    Death.    In the event of the Participant's death, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant's estate. Such form shall be valid only if, before the Participant's death, it was filed with the Company in accordance with the Company's procedures.

        Section 7.    Plan Accounts and Purchase of Shares.

        (a)    Plan Accounts.    The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant's Compensation under the Plan, such amount shall be credited to the Participant's Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company's general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

        (b)    Purchase Price.    The "Purchase Price" means the price at which Participants may purchase a share of Stock under the Plan, which shall be the lower of:

            (i)  85% of the Fair Market Value of a share of Stock on the Purchase Date; or

           (ii)  85% of the Fair Market Value of a share of Stock on the Offering Date (of, if the Offering Date is not a trading day, on the first trading day following the Offering Date);

provided that the "Fair Market Value" shall be equal to the closing price of the Stock on the stock exchange on the date in question or, if the foregoing provision is not applicable, then as determined by the Committee in good faith on such basis as it deems appropriate.

        (c)    Number of Shares Purchased.    As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Plan, unless the Participant has previously elected to withdraw from the Plan in accordance with Section 5(a). Subject to the limits set forth in Section 8 below, the amount then in the Participant's Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased with the funds in the Participant's Plan Account. The Committee may determine with respect to all Participants that any fractional share, as calculated under this subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.

        (d)    Available Shares Insufficient.    In the event that the aggregate number of shares that all Participants elect to purchase during an Purchase Period exceeds the maximum number of shares remaining available for issuance under Section 13(a), then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

        (e)    Delivery of Shares.    By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for a Plan share account for each Participant to be established by the Company or by an outside entity selected by the Company which is not a brokerage firm. As soon as reasonably practicable after each Purchase Date, the Company shall arrange for the delivery to each Participant of the shares purchased hereunder to the Participant's brokerage or Plan share account in a form determined by the Company. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares issued in connection with any purchase under the Plan, and instead such shares shall be recorded in the books of the brokerage firm selected by the Company or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

        (f)    Unused Cash Balances.    Following the end of any Purchase Period, any amount remaining in the Participant's Plan Account shall, at the discretion of the Committee, either be refunded to the Participant in cash, without interest, or be retained in the Participant's Plan Account for the next Purchase Period but only to the extent representing the unused Purchase Price for fractional shares.

        (g)    Stockholder Approval.    Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company's stockholders have approved the adoption of the Plan.

        Section 8.    Limitations on Stock Purchases Under the Plan.

        (a)    Share Limit.    With respect to any Purchase Period, no Participant shall purchase more than 15,000 shares of Stock (or such other number of shares of Stock as may be determined by the Committee prior to the start of any Purchase Period) nor more than the amounts of Stock set forth in Sections 8(c) and 13(a).

        (b)    Dollar Limit.    No Participant shall be granted a purchase right under the Plan which permits his or her rights to purchase stock under all employee stock purchase plans under Section 423 of the Code of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the purchase right is granted) for each calendar year in which such purchase right is outstanding at any time, as determined under Section 423 of the Code and the applicable rules and regulations thereunder. If a Participant is precluded by this subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Purchase Period ending in the next calendar year (if he or she then is an Eligible Employee).

        (c)    Limit on Five Percent Holders.    Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock and/or hold outstanding purchase rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company, determined pursuant to Section 423 of the Code.

        Section 9.    Rights Not Transferable.

        The rights of any Participant under the Plan, or any Participant's interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 5(a).

        Section 10.    No Rights as an Employee.

        Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way any rights of the Participating Companies or of the Participant to terminate his or her employment at any time and for any reason, with or without cause.

        Section 11.    No Rights as a Stockholder.

        A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date and issued to the Participant.

        Section 12.    Securities Law Requirements.

        Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company's securities may then be traded.

        Section 13.    Stock Offered under the Plan.

        (a)    Authorized Shares.    The aggregate number of shares of Stock available for purchase under the Plan shall be 4,000,000, subject to adjustment pursuant to Section 13(b).

        (b)    Antidilution Adjustments.    The aggregate number of shares of Stock offered under the Plan, the share limitation described in Section 8(a) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company's stockholders or a similar event.

        (c)    Reorganizations.

            (i)  "Corporate Reorganization" means:

            (A)  The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

            (B)  The sale, transfer or other disposition of all or substantially all of the Company's assets or the complete liquidation or dissolution of the Company.

           (ii)  Any other provision of the Plan notwithstanding, prior to the effective time of a Corporate Reorganization, any Offering Period and Purchase Period then in progress shall terminate and shares shall be purchased pursuant to Section 7 on a date prior to such effective time as determined by the Committee in its sole discretion, unless the Plan is continued by the Company or assumed by the surviving corporation or its parent corporation pursuant to the plan of merger or consolidation. The Plan shall in no event be construed to restrict in any way the Company's right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

        Section 14.    Amendment or Discontinuance.

        The Board or the Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice. Except as provided in Section 13, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company, and no amendment shall be made which shall allow a Purchase Price for offerings under the Plan to be less than the lower of (i) 85% of the Fair Market Value on the Offering Date or (ii) 85% of the Fair Market Value on the Purchase Date. The Committee may adopt and amend stock purchase sub-plans with respect to employees of non-U.S. Subsidiaries with such provisions as the Committee may deem appropriate to conform with local laws, practices and procedures. All such sub-plans shall be subject to the limitations on the amount of Stock that may be issued under the Plan and, except to the extent otherwise provided in such sub-plans, shall be subject to all of the provisions set forth herein but shall be considered separate offerings under the Plan.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

PANDORA MEDIA, INC.
2101 WEBSTER STREET SUITE 1650 OAKLAND, CA 94612

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M73768-P47113 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PANDORA MEDIA, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following Class III Directors:

	☐	☐	☐

1. Election of Directors
Nominees

01 Peter Chernin
02 Brian McAndrews
03 Tim Westergren

The Board of Directors recommends you vote FOR proposals 2 and 3:					For	Against	Abstain

2 To ratify the appointment of Ernst & Young LLP, as our independent registered public accounting firm for the year ending December 31, 2014.					☐	☐	☐

3 To approve the 2014 Employee Stock Purchase Plan.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report/10-K are available at www.proxyvote.com.

PANDORA MEDIA, INC. Annual Meeting of Stockholders June 4, 2014 7:30 AM PT This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Brian McAndrews, Michael Herring and Delida Costin and, each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PANDORA MEDIA, INC., registered in the name of the undersigned, as of April 8, 2014, at the Annual Meeting of Stockholders of PANDORA MEDIA, INC. to be held June 4, 2014 at 7:30 AM PT at Cathedral of Christ the Light Event Center, Conference Room C, 2121 Harrison St., Oakland, CA 94612 and any and all adjournments or postponements of that meeting. Receipt of the Notice of 2014 Annual Meeting and Proxy Statement is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (i.e. FOR the election of the three director nominees (Proposal 1), FOR Proposal 2 and FOR Proposal 3). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side